Exhibit 4(b)(5)

LEASE AGREEMENT

THIS LEASE AGREEMENT (“Lease”) is made as of this 16th day of May, 2012, between ARE-TECH SQUARE, LLC, a Delaware limited liability company (“Landlord”), and ELAN PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

BASIC LEASE PROVISIONS

Address:	300 Technology Square, Cambridge, Massachusetts

Premises:	That portion of the 3rd floor of the Building consisting of approximately 9,294 rentable square feet of space, as determined by Landlord, as shown on Exhibit A.

Building:	The specific building in which the Premises are located, which building is within the Project and located at 300 Technology Square, also known as Unit 300 of the Condominium described in Exhibit B.

Project:	The real property on which the Building is located, also known as Technology Square Condominium (the “Condominium”), together with all improvements thereon and appurtenances thereto from time to time located thereon in the City of Cambridge, Middlesex County, Commonwealth of Massachusetts, as described on Exhibit B. The Landlord reserves the right to modify the Condominium at any time and from time to time, but the parties acknowledge the Condominium presently consists of Units 100, 200, 300, 400, 500, 600 and 700 (also known as Buildings 100, 200, 300, 400, 500, 600 and 700), as well as specified common areas on the Condominium (including the Technology Square Garage).

Base Rent:	Rent Commencement Date – Month 15: $54.00 per rsf per year
	Months 16 – 27:	$55.00 per rsf per year
	Months 28 – 39:	$56.00 per rsf per year
	Months 40 – 51:	$57.00 per rsf per year
	Months 52 – 63:	$58.00 per rsf per year

Rentable Area of Premises:	9,294 sq. ft.

Rentable Area of Building:	175,609 sq. ft. Tenant’s Share of Operating Expenses: 5.29%

Rentable Area of Project:	1,164,288 sq. ft. Building’s Share of Project: 15.08%

Security Deposit:	None

Base Year:	2012

Base Term:	Beginning on the Commencement Date and ending 63 months from the first day of the first full month of the Term (as defined in Section 2) hereof.

Permitted Use:	Office and related uses consistent with the character of the Project, and otherwise in compliance with the provisions of Section 7 hereof.

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Address for Rent Payment: 385 East Colorado Boulevard, Suite 299 Pasadena, CA 91101 Attention: Accounts Receivable	Landlord’s Notice Address: 385 East Colorado Boulevard, Suite 299 Pasadena, CA 91101 Attention: Corporate Secretary

Tenant’s Notice Address: 300 Technology Square, Suite 302 Cambridge, MA 01239 Attention: Lease Administrator

The following Exhibits and Addenda are attached hereto and incorporated herein by this reference:

[X] EXHIBIT A – PREMISES DESCRIPTION	[X] EXHIBIT B – DESCRIPTION OF PROJECT
[X] EXHIBIT C – WORK LETTER	[X] EXHIBIT D – ACKNOWLEDGMENT OF COMMENCEMENT DATE
[X] EXHIBIT E – RULES AND REGULATIONS	[X] EXHIBIT F – TENANT’S PERSONAL PROPERTY
[X] EXHIBIT G – DEMISING IMPROVEMENTS	[X] EXHIBIT H – SERVICES
[X] EXHIBIT I – SIGNAGE

1. Lease of Premises. Upon and subject to all of the terms and conditions hereof, Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord. The Basic Lease Provisions set forth above are subject to the remaining terms and conditions of this Lease and are to be interpreted in light of such remaining terms and conditions. The portions of the Project which are for the non-exclusive use of tenants of the Project are collectively referred to herein as the “Common Areas,” which Common Areas shall include any areas designated by Landlord for the non-exclusive use of tenants of the Project following the completion by Landlord of the Demising Improvements (as defined in Section 2). Landlord reserves the right to modify Common Areas, provided that such modifications do not (a) materially adversely affect Tenant’s use of the Premises for the Permitted Use, or (b) materially increase the amount paid by Tenant as Operating Expenses under this Lease. From and after the Commencement Date through the expiration of the Term, Tenant shall have access to the Building, the Premises and the Technology Square Garage 24 hours a day, 7 days a week, except in the case of emergencies, as the result of Legal Requirements, the performance by Landlord of any installation, maintenance or repairs, or any other temporary interruptions, and otherwise subject to the terms of this Lease.

2. Delivery; Acceptance of Premises; Commencement Date. Landlord shall deliver (“Delivery” or “Deliver”) the Premises to Tenant for Tenant’s performance of Tenant’s Work under the Work Letter within 1 day of the full execution of this Lease and Tenant’s delivery of evidence of the insurance required hereby and by the Work Letter. If Landlord fails to timely Deliver the Premises, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and this Lease shall not be void or voidable except as provided herein. If Landlord does not Deliver the Premises within 30 days after the mutual execution and delivery of this Lease by the parties for any reason other than Force Majeure delays, this Lease may be terminated by Tenant by written notice to Landlord, and if so terminated by Tenant, neither Landlord nor Tenant shall have any further rights, duties or obligations under this Lease, except with respect to provisions which expressly survive the termination of this Lease. As used herein, the term “Tenant’s Work,” shall have the meaning set forth for such term in the Work Letter.

The “Commencement Date” shall be the date Landlord Delivers the Premises to Tenant. The “Rent Commencement Date” shall be the date that is 3 months after the Commencement Date. Upon request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Commencement Date, the Rent Commencement Date and the expiration date of the Term when such are established in the form of the “Acknowledgement of Commencement Date” attached to this Lease as Exhibit D; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect

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Landlord’s rights hereunder. The “Term” of this Lease shall be the Base Term, as defined in the Basic Lease Provisions of this Lease and the Extension Term which Tenant may elect pursuant to Section 39 hereof.

Landlord shall, at Landlord’s sole cost and expense, construct demising walls and related improvements, as reflected on Exhibit G (“Demising Improvements”). Landlord shall use reasonable efforts to complete the Demising Improvements on or before June 15, 2012 (as such date may be extended for Force Majeure delays and delays caused by Tenant; provided, however, that in no event shall the failure of Breathable Foods, an existing occupant of a portion of the Premises, to surrender the portion of the Premises it is occupying qualify as a Force Majeure delay). The Rent Commencement Date shall be extended 1 day for each day after June 15, 2012 (as such date may be extended for Force Majeure delays and delays caused by Tenant) that Landlord fails to substantially complete the Demising Improvements. Tenant acknowledges that Landlord shall require access to portions of the Premises after the Commencement Date in order to complete the Demising Improvements. Landlord and its contractors and agents shall have the right to enter the Premises to complete the Demising Improvements and Tenant shall cooperate with Landlord in connection with the same. Landlord agrees to use reasonable efforts to perform the Demising Improvements in a manner which does not unreasonably interfere with or cause a material disturbance of Tenant’s performance of Tenant’s Work in the Premises and Landlord and Tenant agree to cooperate and coordinate any activities which are reasonably likely to cause a material disturbance with Tenant’s performance of Tenant’s Work in order for Tenant to reasonably mitigate such interference; provided, however, that Tenant recognizes that construction noise and vibrations associated with normal construction activities are to be expected during the course of the Demising Improvements. Tenant acknowledges that Landlord’s completion of the Demising Improvements may adversely affect Tenant’s performance of Tenant’s Work in the Premises, subject to Landlord’s duty to act reasonably to mitigate such adverse effects on Tenant’s performance of Tenant’s Work in the Premises. Tenant waives all claims against Landlord in connection with the Demising Improvements including, without limitation, claims for rent abatement, except as specifically provided for above.

Except as set forth in the Work Letter and in this Lease: (i) Tenant shall accept the Premises in their condition as of the Commencement Date, subject to all applicable Legal Requirements (as defined in Section 7 hereof); (ii) Landlord shall have no obligation for any defects in the Premises; and (iii) Tenant’s taking possession of the Premises shall be conclusive evidence that Tenant accepts the Premises and that the Premises were in good condition at the time possession was taken.

For the period commencing on the Commencement Date through the date that is 60 days after the Rent Commencement Date, Landlord shall, at its sole cost and expense (which shall not constitute an Operating Expense), be responsible for any repairs that are required to be made to the Building or Building Systems (as defined in Section 13) serving the Premises, unless Tenant or any Tenant Party was responsible for the cause of such repair, in which case Tenant shall pay the cost.

Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Premises or the Project, and/or the suitability of the Premises or the Project for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Premises or the Project are suitable for the Permitted Use. This Lease constitutes the complete agreement of Landlord and Tenant with respect to the subject matter hereof and supersedes any and all prior representations, inducements, promises, agreements, understandings and negotiations which are not contained herein. Landlord in executing this Lease does so in reliance upon Tenant’s representations, warranties, acknowledgments and agreements contained herein.

3. Rent.

(a) Base Rent. Base Rent for the month in which the Rent Commencement Date occurs shall be due and payable on delivery of an executed copy of this Lease to Landlord. Tenant shall pay to

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Landlord in advance, without demand, abatement, deduction or set-off, equal monthly installments of Base Rent on or before the first day of each calendar month during the Term hereof after the Rent Commencement Date, in lawful money of the United States of America, at the office of Landlord for payment of Rent set forth above, or to such other person or at such other place as Landlord may from time to time designate in writing. Payments of Base Rent for any fractional calendar month shall be prorated. If the Rent Commencement Date is other than the first day of a calendar month, the difference between the first full calendar month’s Base Rent paid upon delivery of an executed copy of this Lease by Tenant to Landlord as required above, and the prorated Base Rent for the fractional month in which the Rent Commencement Date occurs, shall be applied by Landlord to the first full calendar month after the Rent Commencement Date. The obligation of Tenant to pay Base Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. Tenant shall have no right at any time to abate, reduce, or set-off any Rent (as defined in Section 5) due hereunder except for any abatement as may be expressly provided in this Lease.

(b) Additional Rent. In addition to Base Rent, Tenant agrees to pay to Landlord as additional rent (“Additional Rent”): (i) Tenant’s Share of “Excess Operating Expenses” (as defined in Section 5), and (ii) any and all other amounts Tenant assumes or agrees to pay under the provisions of this Lease, including, without limitation, any and all other sums that may become due by reason of any default of Tenant or failure to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, after any applicable notice and cure period.

4. Base Rent Adjustments. Base Rent shall be increased during the Base Term as provided for in the schedule set forth on page 1 of this Lease. Base Rent, as so adjusted, shall thereafter be due as provided herein. Base Rent adjustments for any fractional calendar month shall be prorated.

5. Operating Expense Payments. Landlord shall deliver to Tenant a written estimate of Excess Operating Expenses for each calendar year during the Term after the Base Year (the “Annual Estimate”), which may be revised by Landlord from time to time during such calendar year (but not more than twice in any calendar year). During each month of the Term after the Base Year, on the same date that Base Rent is due, Tenant shall pay Landlord an amount equal to 1/12th of Tenant’s Share of the Annual Estimate. Payments for any fractional calendar month shall be prorated. The term “Excess Operating Expenses” means Operating Expenses for the applicable year in excess of Operating Expenses for the Base Year.

The term “Operating Expenses” means all costs and expenses of any kind or description whatsoever incurred or accrued each calendar year by Landlord with respect to the Building (including the Building’s Share of Project of all other costs and expenses of any kind or description incurred or accrued by Landlord with respect to the Project and the Condominium (including without limitation all costs of compliance with the PTDM, as hereinafter defined) which are not specific to the Building or any other building located in the Project) (including, without duplication, Taxes (as defined in Section 9), capital repairs and improvements amortized over the lesser of 10 years and the useful life of such capital items, excluding only:

(a) the original construction costs of the Project and renovation prior to the date of the Lease and costs of correcting defects in such original construction or renovation;

(b) capital expenditures for expansion of the Project and capital expenditures for capital items that are not available for use by Tenant as a tenant of office space rather than laboratory space (including vacuum, DI water and CDA systems);

(c) costs incurred for routine maintenance of Building Systems that are not available for use by Tenant as a tenant of office space rather than laboratory space (including vacuum, DI water and CDA systems);

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(d) the cost of structural improvements or modifications to the roof structure of the Building (exclusive of the roof membrane) or the Building structure, except for such improvements or modifications that are (i) determined to be reasonably necessary by Landlord to comply with its obligations under this Lease, (ii) triggered by Tenant’s particular use of the Premises, the Tenant Improvements or Tenant’s Alterations, and/or (iii) required to comply with Legal Requirements to the extent permitted under Section 7 of this Lease; and the cost of any structural repairs to the roof structure of the Building or the Building structure to the extent directly attributable to Landlord’s failure to act reasonably in the performance of its maintenance obligations under Section 13 of this Lease;

(e) interest, principal payments of Mortgage (as defined in Section 27) debts of Landlord, financing costs and amortization of funds borrowed by Landlord, whether secured or unsecured; and all payments of base rent (but not taxes or operating expenses) under any ground lease or other underlying lease of all or any portion of the Project;

(f) depreciation of the Project (except for the amortization of any capital improvements, the cost of which are specifically includable in Operating Expenses to the extent permitted herein);

(g) advertising, legal and space planning expenses and leasing commissions and other costs and expenses incurred in procuring and leasing space to tenants for the Project, including any leasing office maintained in the Project, free rent and construction allowances for tenants and any marketing expenses;

(h) legal and other expenses incurred in the negotiation or enforcement of leases or in Landlord’s defense of any action brought under this Lease or otherwise pursuant to Landlord’s defense of Tenant’s quiet enjoyment of the Premises;

(i) the cost of completing, fixturing, improving, renovating, painting, redecorating or other work, which Landlord pays for or performs for other tenants within their premises, and costs of correcting defects in such work;

(j) costs to be reimbursed by other tenants of the Project or Taxes to be paid directly by Tenant or other tenants of the Project, whether or not actually paid;

(k) salaries, wages, benefits and other compensation paid to officers and employees of Landlord who are not assigned in whole or in part to the operation, management, maintenance or repair of the Project, and to the extent such persons perform services not in connection with the management, operation, repair or maintenance of the Building or Project;

(l) general organizational, administrative and overhead costs relating to maintaining Landlord’s existence, either as a corporation, partnership, or other entity, including general corporate, legal and accounting expenses, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), and costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building or Project;

(m) costs (including attorneys’ fees and costs of settlement, judgments and payments in lieu thereof) incurred in connection with disputes with tenants, other occupants, or prospective tenants, and costs and expenses, including legal fees, incurred in connection with negotiations or disputes with employees, consultants, management agents, leasing agents, purchasers or mortgagees of the Building;

(n) costs incurred by Landlord due to the violation by Landlord, its employees, agents or contractors or any tenant of the terms and conditions of any lease of space in the Project or any Legal Requirement (as defined in Section 7);

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(o) penalties, fines or interest incurred as a result of Landlord’s inability or failure to make payment of Taxes and/or to file any tax or informational returns when due, or from Landlord’s failure to make any payment of Taxes required to be made by Landlord hereunder before delinquency;

(p) overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in or to the Project to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis;

(q) costs of Landlord’s charitable or political contributions, or of fine art maintained at the Project;

(r) costs in connection with services (including electricity), items or other benefits of a type which are not standard for the Project and which are not available to Tenant without specific charges therefor, but which are provided to another tenant or occupant of the Project, whether or not such other tenant or occupant is specifically charged therefor by Landlord;

(s) costs incurred in the sale or refinancing of the Project;

(t) net income taxes of Landlord or the owner of any interest in the Project, franchise, capital stock, gift, estate or inheritance taxes or any federal, state or local documentary taxes imposed against the Project or any portion thereof or interest therein;

(u) Taxes assessed solely against the retail space in the Project;

(v) any expenses otherwise includable within Operating Expenses to the extent actually reimbursed by persons other than tenants of the Project;

(w) Operating Expense reserves (including reserves for Taxes);

(x) costs or expenses for the acquisition of sculpture, paintings or other works of art;

(y) costs or fees relating to the defense of Landlord’s title to or interest in the Building and/or the Project, or any part thereof;

(z) rentals and other related expenses, if any, incurred in leasing air conditioning systems or other equipment ordinarily considered to be of a capital nature to the extent such costs exceed the amount otherwise includable in Operating Expenses hereunder if purchased rather than leased by Landlord;

(aa) any costs or expenses which are duplicative of maintenance and repair costs and expenses actually incurred by Tenant in satisfaction of Tenant’s maintenance and repair obligations under this Lease;

(bb) costs which are actually recovered by Landlord pursuant to the insurance policies required to be maintained by Landlord hereunder (provided that, except as otherwise provided in Section 13, Landlord, in the exercise of its reasonable discretion, uses reasonable efforts to collect such insurance proceeds) or, if Landlord fails to maintain such insurance policies, costs that would have been recovered pursuant to such insurance policies had they been maintained by Landlord as required under this Lease;

(cc) any costs incurred to remove, study, test, remediate or otherwise related to the presence of Hazardous Materials in or about the Building or the Project (excluding the Premises), which Hazardous Materials (i) existed prior to the Commencement Date, (ii) originated from any separately demised tenant space within the Project other than the Premises or (iii) were not brought upon, kept, used, stored,

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handled, treated, generated in, or released or disposed of from, the Project by Tenant or any Tenant Party (as herein defined); and

(dd) costs incurred in connection with the performance of alterations or modifications to the Project (other than the Premises for which Tenant shall be solely responsible) that are required solely due to the non-compliance of the Project with the Legal Requirements (other than the Premises for which Tenant shall be solely responsible) as of the Commencement Date.

The cost of property management services provided by Alexandria Management, Inc. (or any successor thereto) at the rate of $1.25 per rentable square foot of the Premises shall be included as part of the Base Rent payable monthly hereunder. Tenant shall have no other obligation to pay any property management fees and property management fees shall not be included in Operating Expenses.

Within 90 days after the end of each calendar year (or such longer period as may be reasonably required), Landlord shall furnish to Tenant a statement (an “Annual Statement”) showing in reasonable detail: (a) the total of and Tenant’s Share of actual Excess Operating Expenses for the previous calendar year, and (b) the total of Tenant’s payments in respect of Excess Operating Expenses for such year. If Tenant’s Share of actual Excess Operating Expenses for such year exceeds Tenant’s payments of Excess Operating Expenses for such year, the excess shall be due and payable by Tenant as Rent within 30 days after delivery of such Annual Statement to Tenant. If Tenant’s payments of Excess Operating Expenses for such year exceed Tenant’s Share of actual Excess Operating Expenses for such year Landlord shall pay the excess to Tenant within 30 days after delivery of such Annual Statement, except that after the expiration, or earlier termination of the Term or if Tenant is delinquent in its obligation to pay Rent, Landlord shall pay the excess to Tenant within 30 days after delivery of such Annual Statement after deducting all other amounts due Landlord.

The Annual Statement shall be final and binding upon Tenant unless Tenant, within 30 days after Tenant’s receipt thereof, shall contest any item therein by giving written notice to Landlord, specifying each item contested and the reason therefor. If, during such 30 day period, Tenant reasonably and in good faith questions or contests the accuracy of Landlord’s statement of Tenant’s Share of Operating Expenses, Landlord will provide Tenant with access to Landlord’s books and records relating to the operation of the Project and such information as Landlord reasonably determines to be responsive to Tenant’s questions (the “Expense Information”). If after Tenant’s review of such Expense Information, Landlord and Tenant cannot agree upon the amount of Tenant’s Share of Operating Expenses, then Tenant shall have the right to have an independent public accounting firm selected by Tenant from among the 5 largest in the United States, working pursuant to a fee arrangement other than a contingent fee (at Tenant’s sole cost and expense) and approved by Landlord (which approval shall not be unreasonably withheld or delayed), audit and/or review the Expense Information for the year in question (the “Independent Review”). The results of any such Independent Review shall be binding on Landlord and Tenant. If the Independent Review shows that the payments actually made by Tenant with respect to Operating Expenses for the calendar year in question exceeded Tenant’s Share of Operating Expenses for such calendar year, Landlord shall at Landlord’s option either (i) credit the excess amount to the next succeeding installments of estimated Operating Expenses or (ii) pay the excess to Tenant within 30 days after delivery of such statement, except that after the expiration or earlier termination of this Lease or if Tenant is delinquent in its obligation to pay Rent, Landlord shall pay the excess to Tenant after deducting all other amounts due Landlord. If the Independent Review shows that Tenant’s payments with respect to Operating Expenses for such calendar year were less than Tenant’s Share of Operating Expenses for the calendar year, Tenant shall pay the deficiency to Landlord within 30 days after delivery of such statement. If the Independent Review shows that Tenant has overpaid with respect to Operating Expenses by more than 5% then Landlord shall reimburse Tenant for all costs incurred by Tenant for the Independent Review. Notwithstanding anything set forth herein to the contrary, if the Building is not at least 95% occupied on average during the Base Year or any year of the Term, Tenant’s Share of Operating Expenses for such year with respect to Variable Operating Expenses shall be computed as though the Building had been 95% occupied on average during such year. “Variable Operating Expenses” shall

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mean those Operating Expenses which vary by occupancy including, without limitation, electricity, trash removal and other Utilities (as defined in Section 11).

“Tenant’s Share” shall be the percentage set forth on the first page of this Lease as Tenant’s Share as reasonably adjusted by Landlord for changes in the physical size of the Premises or the Project occurring thereafter. The rentable square footage of the Premises set forth on page 1 of this Lease shall conclusively be deemed to be the square footage of the Premises throughout the Term and shall not be subject to re-measurement by either party. Landlord may equitably increase Tenant’s Share for any item of expense or cost reimbursable by Tenant that relates to a repair, replacement, or service that benefits only the Premises or only a portion of the Project that includes the Premises or that varies with occupancy or use. Landlord shall endeavor to equitably allocate such items to other tenants of the Building in a similar manner throughout the Term. Base Rent, Tenant’s Share of Operating Expenses and all other amounts payable by Tenant to Landlord hereunder are collectively referred to herein as “Rent.”

6. Intentionally Omitted.

7. Use. The Premises shall be used solely for the Permitted Use set forth in the Basic Lease Provisions, and in compliance with all laws, orders, judgments, ordinances, regulations, codes, directives, permits, licenses, covenants and restrictions now or hereafter applicable to the Premises, and to the use and occupancy thereof, including, without limitation, the Americans With Disabilities Act, 42 U.S.C. § 12101, et seq. (together with the regulations promulgated pursuant thereto, “ADA”) (collectively, “Legal Requirements” and each, a “Legal Requirement”). Tenant shall, upon 5 days’ written notice from Landlord, discontinue any use of the Premises which is declared by any Governmental Authority (as defined in Section 9) having jurisdiction to be a violation of a Legal Requirement. Tenant will not use or permit the Premises to be used for any purpose or in any manner that would void Tenant’s or Landlord’s insurance, increase the insurance risk, or cause the disallowance of any sprinkler or other credits. The use that Tenant has disclosed to Landlord that Tenant will be making of the Premises as of the Commencement Date will not result in the voidance of or an increase insurance risk with respect to the insurance currently being maintained by Landlord. Tenant shall not permit any part of the Premises to be used as a “place of public accommodation”, as defined in the ADA or any similar legal requirement. Tenant shall reimburse Landlord promptly upon demand for any additional premium charged for any such insurance policy by reason of Tenant’s failure to comply with the provisions of this Section or otherwise caused by Tenant’s use and/or occupancy of the Premises. Tenant will use the Premises in a careful, safe and proper manner and will not commit or permit waste, overload the floor or structure of the Premises, subject the Premises to use that would damage the Premises or obstruct or interfere with the rights of Landlord or other tenants or occupants of the Project, including conducting or giving notice of any auction, liquidation, or going out of business sale on the Premises, or using or allowing the Premises to be used for any unlawful purpose. Tenant shall cause any equipment or machinery to be installed in the Premises so as to reasonably prevent sounds or vibrations from the Premises from extending into Common Areas, or other space in the Project. Tenant shall not place any machinery or equipment which will overload the floor in or upon the Premises or transport or move such items through the Common Areas of the Project or in the Project elevators without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Except as may be provided under the Work Letter, Tenant shall not, without the prior written consent of Landlord, use the Premises in any manner which will require ventilation, air exchange, heating, gas, steam, electricity or water beyond the existing capacity of the Project as proportionately allocated to the Premises based upon Tenant’s Share as usually furnished for the Permitted Use.

Landlord has disclosed to Tenant that the Project is the subject of an Activity and Use Limitation, which is incorporated herein by reference, and Tenant acknowledges receipt of a copy of such Activity and Use Limitation prior to execution of this Lease.

Landlord shall, at Landlord’s sole cost and expense, be responsible for the compliance of the Project (other than the Premises for which Tenant shall be solely responsible) with Legal Requirements as of the Commencement Date. Following the Commencement Date, Landlord shall, as an Operating

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Expense (to the extent such Legal Requirement is generally applicable to similar buildings in the area in which the Project is located) and at Tenant’s expense (to the extent such Legal Requirement is triggered by reason of Tenant’s, as compared to other tenants of the Project, specific use of the Premises or Tenant’s Alterations) make any alterations or modifications to the Common Areas or the exterior of the Building that are required by Legal Requirements, including the ADA. Tenant, at its sole expense, shall make any alterations or modifications to the interior of the Premises that are required by Legal Requirements (including, without limitation, compliance of the Premises with the ADA) related to Tenant’s use or occupancy of the Premises, Tenant’s construction or installation of the Tenant Improvements or subsequent Alterations to the Premises made by Tenant, but only to the extent such Alterations or modifications are particular to the Premises and are not generally applicable to all premises in the Building (for example, sprinkler system upgrades generally applicable to the Building shall be a capital expenditure performed by Landlord as an Operating Expense). Notwithstanding any other provision herein to the contrary, Tenant shall be responsible for any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages or judgments, and all reasonable expenses incurred in investigating or resisting the same (including, without limitation, reasonable attorneys’ fees, charges and disbursements and costs of suit) (collectively, “Claims”) arising out of or in connection with Legal Requirements, and Tenant shall indemnify, defend, hold and save Landlord harmless from and against any and all Claims arising out of or in connection with any failure of the Premises to comply with any Legal Requirement.

The repairs, corrections or replacements required of Landlord or of Tenant under the foregoing provisions of this Section 7 shall be made by Landlord or Tenant, as applicable, within a reasonable time after being required to do so.

8. Holding Over. If, with Landlord’s express written consent, Tenant retains possession of the Premises after the termination of the Term, (i) unless otherwise agreed in such written consent, such possession shall be subject to immediate termination by Landlord at any time, (ii) all of the other terms and provisions of this Lease shall remain in full force and effect (excluding any expansion or renewal option or other similar right or option) during such holdover period, (iii) Tenant shall continue to pay Base Rent in the amount payable upon the date of the expiration or earlier termination of this Lease or such other amount as Landlord and Tenant may agree, in such written consent, and (iv) all other payments shall continue under the terms of this Lease. If Tenant remains in possession of the Premises after the expiration or earlier termination of the Term without the express written consent of Landlord, (A) Tenant shall become a tenant at sufferance upon the terms of this Lease except that the monthly rental shall be equal to (x) 125% of Rent in effect during the last 30 days of the Term (payable on a per diem basis) for the first 60 days that Tenant is a tenant at sufferance (y) 150% of Rent in effect during the last 30 days of the Term, commencing upon the 61st day that Tenant is a tenant at sufferance, and (B) Tenant shall be responsible for all damages suffered by Landlord resulting from or occasioned by Tenant’s holding over, including consequential damages; provided, however, that if Tenant delivers a written inquiry to Landlord within 30 days prior to the expiration or earlier termination of the Term, Landlord will notify Tenant whether the potential exists for consequential damages. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided, and this Section 8 shall not be construed as consent for Tenant to retain possession of the Premises. Acceptance by Landlord of Rent after the expiration of the Term or earlier termination of this Lease shall not result in a renewal or reinstatement of this Lease.

9. Taxes. Landlord shall pay, as part of Operating Expenses (except to the extent expressly excluded from Operating Expenses in Section 5), all taxes, levies, fees, assessments and governmental charges of any kind, existing as of the Commencement Date or thereafter enacted (collectively referred to as “Taxes”), imposed by any federal, state, regional, municipal, local or other governmental authority or agency, including, without limitation, quasi-public agencies (collectively, “Governmental Authority”) during the Term, including, without limitation, all Taxes: (i) imposed on or measured by or based, in whole or in part, on rent payable to (or gross receipts received by) Landlord under this Lease and/or from the rental by Landlord of the Project or any portion thereof, or (ii) based on the square footage, assessed value or other measure or evaluation of any kind of the Premises or the

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Project, or (iii) assessed or imposed by or on the operation or maintenance of any portion of the Premises or the Project, including parking, or (iv) assessed or imposed by, or at the direction of, or resulting from Legal Requirements, or interpretations thereof, promulgated by any Governmental Authority, (v) imposed as a license or other fee, charge, tax, or assessment on Landlord’s business or occupation of leasing space in the Project, or (vi) assessed or imposed by or on the operation or maintenance of any portion or whole of the Condominium (provided that to the extent any Taxes are assessed against the Condominium as a whole, such amounts shall be allocated among the buildings located in the Condominium based on the square footage of the buildings in question, unless Landlord reasonably determines that such allocation should be made on another basis). Landlord may contest by appropriate legal proceedings the amount, validity, or application of any Taxes or liens securing Taxes. Notwithstanding anything to the contrary herein, Landlord shall only charge Tenant for such assessments as if those assessments were paid by Landlord over the longest possible term which Landlord is permitted to pay for the applicable assessments without additional charge other than interest, if any, provided under the terms of the underlying assessments. Taxes shall not include any net income taxes imposed on Landlord except to the extent such net income taxes are in substitution for any Taxes payable hereunder, nor shall Taxes include any franchise, estate, inheritance, succession, capital levy, transfer or excess profits taxes. If any such Tax is levied or assessed directly against Tenant, then Tenant shall be responsible for and shall pay the same at such times and in such manner as the taxing authority shall require. Tenant shall pay, prior to delinquency, any and all Taxes levied or assessed against any personal property or trade fixtures placed by Tenant in the Premises, whether levied or assessed against Landlord or Tenant. If any Taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property, or if the assessed valuation of the Project is increased by a value attributable to improvements in or alterations to the Premises, whether owned by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, higher than the base valuation on which Landlord from time-to-time allocates Taxes to all tenants in the Project, Landlord shall have the right, but not the obligation, to pay such Taxes. Landlord’s determination of any excess assessed valuation shall be binding and conclusive, absent manifest error. The amount of any such payment by Landlord shall constitute Additional Rent due from Tenant to Landlord within 30 days from the date of Tenant’s receipt of a written invoice for Tenant’s Share of the amount paid by Landlord. Tax refunds, if any, shall be credited against Taxes for the year paid, including any interest which may be received thereon from the taxing authority, and Landlord shall refund to Tenant within 30 days after receipt of any such Tax refund, the amount to which Tenant is entitled plus its pro-rata share of any interest corresponding to such amount to the extent received from the Governmental Authority, provided Tenant paid Taxes for the year relating to such refund.

10. Parking. Subject to all matters of record, Force Majeure, a Taking (as defined in Section 19 below) and the exercise by Landlord of its rights hereunder, Landlord shall make available to Tenant 13 parking spaces in the Technology Square Garage on a non-exclusive basis at market rates in those areas designated for non-reserved parking, subject in each case to Landlord’s reasonable rules and regulations. Commencing on the Commencement Date and continuing thereafter during the Term, Tenant shall be required to pay for 8 of the parking spaces made available to Tenant (“Required Spaces”). Tenant shall notify Landlord prior to the Commencement Date how many spaces in addition to such Required Spaces (up to 5 additional parking spaces) Tenant elects to initially use hereunder and Tenant shall give Landlord 30 days’ notice following the Commencement Date if it wishes to use additional spaces during the Term, up to 5 additional parking spaces in the aggregate hereunder. In addition to paying for the Required Spaces, Tenant shall be required to pay for the number of such additional parking spaces used by Tenant during the Term. Landlord may allocate parking spaces among Tenant and other tenants in the Project if Landlord determines that such parking facilities are becoming crowded. Tenant shall pay to Landlord or as directed by Landlord, monthly as Additional Rent hereunder, the market rate for each parking space (including any of the additional parking spaces), as reasonably determined by Landlord from time to time, which as of the date hereof shall be $220.00 per space per month. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties, including other tenants of the Project. Tenant shall, at Tenant’s sole expense, for so long as the Parking and Traffic Demand Management Plan dated May 9, 1999 as approved by the City of Cambridge on July 9, 1999, including the conditions set forth in such approval (as amended from time to time, the

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“PTDM”), remains applicable to the Condominium, comply with the requirements of the PTDM. Tenant acknowledges and agrees that it has received and reviewed the PTDM.

11. Utilities, Services. Landlord shall provide, subject to the terms of this Section 11, water, electricity, heat, light, power, sewer, and other utilities (including gas and fire sprinklers to the extent the Project is plumbed for such services), refuse and trash collection and janitorial services (consistent with similar laboratory/office buildings in the Cambridge, Massachusetts area) for the Premises and the Common Areas of the Building (collectively, “Utilities”) in compliance with the schedule of services attached hereto as Exhibit H. As part of the Tenant Improvements, Tenant shall cause the Premises to be separately metered or submetered for electricity and, commencing on the date of Tenant’s installation of such meter or submeter which shall occur no later than the Rent Commencement Date, Tenant shall pay for electricity consumed in the Premises based on such meter or submeter. Tenant shall pay directly to the Utility provider, prior to delinquency, the cost of separately metered electricity or other Utilities furnished to Tenant or the Premises during the Term. If electricity to the Premises is submetered, Tenant shall pay to Landlord the cost of electricity furnished to the Premises based on the submeter as Additional Rent. With the exception only of electricity (or any other Utilities) separately metered or submetered to the Premises as provided above, Tenant shall pay, as part of Excess Operating Expenses (except to the extent expressly excluded from Operating Expenses pursuant to Section 5), its share of all charges for jointly metered Utilities based upon consumption, as reasonably determined by Landlord taking into consideration the use of the Premises for office purposes as compared to the use of other portions of the Building for laboratory purposes. No interruption or failure of Utilities, from any cause whatsoever other than Landlord’s willful misconduct, shall result in eviction or constructive eviction of Tenant, termination of this Lease or, except as provided in the immediately following paragraph, the abatement of Rent). Tenant agrees to limit use of water and sewer with respect to Common Areas to normal restroom use. Landlord shall not charge Tenant any mark-up or premium over the actual costs incurred by Landlord in connection with the Building’s heating, ventilation and air-conditioning systems (“HVAC”) systems.

Landlord’s sole obligation for either providing emergency generators or providing emergency back-up power to Tenant shall be: (i) to provide emergency generators with not less than the capacity of the emergency generators located in the Building as of the Commencement Date, which are designed to deliver emergency back up power to the Premises of 4 watts per rentable square foot of the Premises, and (ii) to contract with a third party to maintain the emergency generators as per the manufacturer’s standard maintenance guidelines. Landlord shall have no obligation to provide Tenant with operational emergency generators or back-up power or to supervise, oversee or confirm that the third party maintaining the emergency generators is maintaining the generators as per the manufacturer’s standard guidelines or otherwise. During any period of replacement, repair or maintenance of the emergency generators when the emergency generators are not operational, including any delays thereto due to the inability to obtain parts or replacement equipment, Landlord shall have no obligation to provide Tenant with an alternative back-up generator or generators or alternative sources of back-up power. Tenant expressly acknowledges and agrees that Landlord does not guaranty that such emergency generators will be operational at all times or that emergency power will be available to the Premises when needed. Tenant agrees that its use of emergency back up power will not exceed 4 watts per rentable square foot of the Premises.

Notwithstanding the foregoing, if any Essential Services are interrupted as a result of the gross negligence or willful misconduct of Landlord or the Landlord Parties and Tenant is unable to and does not conduct Tenant’s business operations in the Premises as a result thereof for a period of more than 3 consecutive business days after written notice from Tenant to Landlord of such interruption (“Interruption Notice”), Base Rent for the Premises shall be abated commencing on the expiration of such notice period and continuing during the period of such interruption provided that Tenant is unable to and does not conduct Tenant’s business operations in the Premises. Any subsequent interruption of Essential Services directly relating to the initial Interruption Notice shall be a cause for further abatement without an additional waiting period. As used herein, the term “Essential Services” shall mean the following services: access to the Premises, HVAC, water, electricity, and sewer, but in each case only to the extent that Landlord has an obligation to provide same to Tenant under this Lease.

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12. Alterations and Tenant’s Property. Except for the Tenant Improvements (which shall be governed by the terms of the Work Letter), any alterations, additions, or improvements made to the Premises by or on behalf of Tenant, including additional locks or bolts of any kind or nature upon any doors or windows in the Premises, but excluding installation, removal or realignment of furniture systems (other than removal of furniture systems owned or paid for by Landlord) not involving any modifications to the structure or connections (other than by ordinary plugs or jacks) to Building Systems (as defined in Section 13) (“Alterations”) shall be subject to Landlord’s prior written consent, which may be given or withheld in Landlord’s sole discretion if any such Alteration affects the structure or Building Systems and shall not be otherwise unreasonably withheld or delayed. Tenant may construct nonstructural Alterations in the Premises without Landlord’s prior approval if the aggregate cost of all such work in any 12 month period does not exceed $50,000 (a “Notice-Only Alteration”), provided Tenant notifies Landlord in writing of such intended Notice-Only Alteration, and such notice shall be accompanied by plans, specifications, work contracts and such other information concerning the nature and cost of the Notice-Only Alteration as may be reasonably requested by Landlord, which notice and accompanying materials shall be delivered to Landlord not less than 15 business days in advance of any proposed construction. If Landlord approves any Alterations, Landlord may impose such conditions on Tenant in connection with the commencement, performance and completion of such Alterations as Landlord may deem appropriate in Landlord’s reasonable discretion. Any request for approval shall be in writing, delivered not less than 15 business days in advance of any proposed construction, and accompanied by plans, specifications, bid proposals, work contracts and such other information concerning the nature and cost of the alterations as may be reasonably requested by Landlord, including the identities and mailing addresses of all persons performing work or supplying materials. Landlord shall endeavor to be responsive to Tenant’s requests for approval delivered pursuant to this Section 12. Landlord’s right to review plans and specifications and to monitor construction shall be solely for its own benefit, and Landlord shall have no duty to ensure that such plans and specifications or construction comply with applicable Legal Requirements. Tenant shall cause, at its sole cost and expense, all Alterations to comply with insurance requirements and with Legal Requirements and shall implement at its sole cost and expense any alteration or modification required by Legal Requirements as a result of any Alterations. Tenant shall pay to Landlord, as Additional Rent, on demand an amount equal to 2% of all charges incurred by Tenant or its contractors or agents in connection with any Alteration to cover Landlord’s overhead and expenses for plan review, coordination, scheduling and supervision. Before Tenant begins any Alteration, Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable law. Tenant shall reimburse Landlord for, and indemnify and hold Landlord harmless from, any expense incurred by Landlord by reason of faulty work done by Tenant or its contractors, delays caused by such work, or inadequate cleanup.

Tenant shall assure payment for the completion of all Alterations work free and clear of liens, and shall provide (and cause each contractor or subcontractor to provide) certificates of insurance for workers’ compensation and other coverage in amounts and from an insurance company reasonably satisfactory to Landlord protecting Landlord against liability for personal injury or property damage during construction. Upon completion of any Alterations, Tenant shall deliver to Landlord: (i) sworn statements setting forth the names of all contractors and subcontractors who did the work and final lien waivers from all such contractors and subcontractors; and (ii) “as built” plans for any such Alteration (if the Alteration was of the type for which “as built” plans would typically be prepared).

Except for Removable Installations (as hereinafter defined), all Installations (as hereinafter defined) shall be and shall remain the property of Landlord during the Term and following the expiration or earlier termination of the Term, shall not be removed by Tenant at any time during the Term, and shall remain upon and be surrendered with the Premises as a part thereof. Notwithstanding the foregoing, Landlord may, at the time its approval of any such Installation is requested, or at the time it receives notice of a Notice Only Alteration, notify Tenant that Landlord requires that Tenant remove such Installation upon the expiration or earlier termination of the Term, in which event Tenant shall remove such Installation in accordance with the immediately succeeding sentence. Upon the expiration or earlier termination of the Term, Tenant shall remove (i) all wires, cables or similar equipment which Tenant has installed in the Premises or in the risers or plenums of the Building, (ii) any Installations for which

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Landlord has given Tenant notice of removal in accordance with the immediately preceding sentence, and (iii) all of Tenant’s Property (as hereinafter defined), and Tenant shall restore and repair any damage caused by or occasioned as a result of such removal, including, without limitation, capping off all such connections behind the walls of the Premises and repairing any holes. During any restoration period beyond the expiration or earlier termination of the Term, Tenant shall pay Rent to Landlord as provided herein as if said space were otherwise occupied by Tenant.

For purposes of this Lease, (x) “Removable Installations” means any items listed on Exhibit F attached hereto and any items agreed by Landlord in writing to be included on Exhibit F in the future, (y) “Tenant’s Property” means Removable Installations and, other than Installations, any personal property or equipment of Tenant that may be removed without material damage to the Premises (including, without limitation, all audio and visual and teleconferencing equipment), and (z) “Installations” means all property of any kind paid for by Landlord, all Alterations, all fixtures, and all partitions, hardware, built-in machinery, built-in casework and cabinets and other similar additions, equipment, property and improvements built into the Premises so as to become an integral part of the Premises. Notwithstanding anything to the contrary contained herein, Tenant shall not be required to remove or restore any of the Tenant Improvements at the expiration or earlier termination of the Term, nor shall Tenant have any right to remove any of the Tenant Improvements from the Premises during the Term, other than in accordance with the terms of this Section 12.

13. Landlord’s Repairs. Landlord, as an Operating Expense (except to the extent expressly excluded from Operating Expenses in Section 5), shall maintain all of the structural, exterior, parking and other Common Areas of the Project, including HVAC, plumbing, fire sprinklers, elevators and all other building systems serving the Premises and other portions of the Project (“Building Systems”), in good repair, reasonable wear and tear and uninsured losses and damages (unless such losses or damages would have been insured losses or expenses if the insurance Landlord is required to maintain hereunder had been obtained and so long as it would make reasonable business sense to Landlord, bearing in mind the potential amount of the losses and damages and the amount of the applicable deductibles, to submit a claim for such losses and damages to its insurer) caused by Tenant, or by any of Tenant’s agents, servants, employees, invitees and contractors (collectively, “Tenant Parties”) excluded. Losses and damages caused by Tenant or any Tenant Party shall be repaired by Landlord, to the extent not covered by insurance Landlord is required to maintain hereunder (or to the extent such losses or damages would have been covered by insurance Landlord is required to maintain hereunder if such insurance had been maintained and so long as it would make reasonable business sense to Landlord, bearing in mind the potential amount of the losses and damages and the amount of the applicable deductibles, to submit a claim for such losses and damages to its insurer), at Tenant’s sole cost and expense. Landlord reserves the right to stop Building Systems services when necessary (i) by reason of accident or emergency, or (ii) for planned repairs, alterations or improvements, which are, in the judgment of Landlord, desirable or necessary to be made, until said repairs, alterations or improvements shall have been completed. Landlord shall have no responsibility or liability for failure to supply Building Systems services during any such period of interruption; provided, however, that Landlord shall, except in case of emergency, make a commercially reasonable effort to give Tenant 24 hours advance notice of any planned stoppage of Building Systems services for routine maintenance, repairs, alterations or improvements. Landlord shall use reasonable efforts to minimize interruption of Tenant’s business during such planned stoppages of Building Systems and Utilities. Tenant shall promptly give Landlord written notice of any repair required by Landlord pursuant to this Section, after which Landlord shall make a commercially reasonable effort to effect such repair. Landlord shall not be liable for any failure to make any repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after Tenant’s written notice of the need for such repairs or maintenance. Tenant waives its rights under any state or local law to terminate this Lease or to make such repairs at Landlord’s expense and agrees that the parties’ respective rights with respect to such matters shall be solely as set forth herein. Repairs required as the result of fire, earthquake, flood, vandalism, war, or similar cause of damage or destruction shall be controlled by Section 18.

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14. Tenant’s Repairs. Subject to Section 13 hereof, Tenant, at its expense, shall repair, replace and maintain in good condition all portions of the Premises, including, without limitation, entries, doors, ceilings, interior windows, interior walls, and the interior side of demising walls. Such repair and replacement shall be subject to Landlord’s obligations set forth in Section 13 above and may include capital expenditures and repairs whose benefit may extend beyond the Term. Should Tenant fail to make any such repair or replacement or fail to maintain the Premises, Landlord shall give Tenant notice of such failure. If Tenant fails to commence cure of such failure within 10 days of Landlord’s notice, and thereafter diligently prosecute such cure to completion, Landlord may perform such work and shall be reimbursed by Tenant within 10 days after demand therefor; provided, however, that if such failure by Tenant creates or could create an emergency, Landlord may immediately commence cure of such failure and shall thereafter be entitled to recover the costs of such cure from Tenant. Subject to Sections 17 and 18, Tenant shall bear the full uninsured cost of any repair or replacement to any part of the Project that results from damage caused by Tenant or any Tenant Party and any repair that benefits only the Premises.

15. Mechanic’s Liens. Tenant shall discharge, by bond or otherwise, any mechanic’s lien filed against the Premises or against the Project for work claimed to have been done for, or materials claimed to have been furnished to, Tenant within 10 business days after the filing thereof, at Tenant’s sole cost and shall otherwise keep the Premises and the Project free from any liens arising out of work performed, materials furnished or obligations incurred by Tenant. Should Tenant fail to discharge any lien described herein, Landlord shall have the right, but not the obligation, to pay such claim or post a bond or otherwise provide security to eliminate the lien as a claim against title to the Project and the cost thereof shall be immediately due from Tenant as Additional Rent. If Tenant shall lease or finance the acquisition of office equipment, furnishings, or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any Uniform Commercial Code Financing Statement filed as a matter of public record by any lessor or creditor of Tenant will upon its face or by exhibit thereto indicate that such Financing Statement is applicable only to removable personal property of Tenant located within the Premises. In no event shall the address of the Project be furnished on the statement without qualifying language as to applicability of the lien only to removable personal property, located in an identified suite held by Tenant.

16. Indemnification. Tenant hereby indemnifies and agrees to defend, save and hold Landlord harmless from and against any and all Claims for injury or death to persons or damage to property occurring within or about the Premises, arising directly or indirectly out of use or occupancy of the Premises or a breach or default by Tenant in the performance of any of its obligations hereunder, except to the extent (a) attributable to Landlord’s willful misconduct, its violation of applicable Legal Requirements with respect to the Building or the Project, or a material default of Landlord’s obligations, or (b) for Claims solely attributable to the negligence of Landlord. Landlord shall not be liable to Tenant for, and Tenant assumes all risk of damage to, personal property (including, without limitation, loss of records kept within the Premises). Tenant further waives any and all Claims for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property (including, without limitation, any loss of records). Landlord shall not be liable for any damages arising from any act, omission or neglect of any tenant in the Project or of any other third party that is not a Landlord Party (as defined in Section 17).

17. Insurance. Landlord shall maintain all risk property and, if applicable, sprinkler damage insurance covering the full replacement cost of the Project or such lesser coverage amount as Landlord may elect provided such coverage amount is not less than 90% of such full replacement cost. Landlord shall further procure and maintain commercial general liability insurance with a single loss limit of not less than $2,000,000 for bodily injury and property damage with respect to the Project. Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary, including, but not limited to, flood, environmental hazard and earthquake, loss or failure of building equipment, errors and omissions, rental loss during the period of repair or rebuilding, workers’ compensation insurance and fidelity bonds for employees employed to perform services and insurance for any improvements installed by Tenant or which are in addition to the standard improvements

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customarily furnished by Landlord without regard to whether or not such are made a part of the Project. All such insurance shall be included as part of the Operating Expenses. The Project may be included in a blanket policy (in which case the cost of such insurance allocable to the Project will be determined by Landlord based upon the insurer’s cost calculations).

Tenant, at its sole cost and expense, shall maintain during the Term: all risk property insurance, covering the full replacement cost of all property and improvements installed or placed in the Premises by Tenant at Tenant’s expense (excluding the Tenant Improvements); workers’ compensation insurance with no less than the minimum limits required by law; employer’s liability insurance with such limits as required by law; and commercial general liability insurance, with a minimum limit of not less than $2,000,000 per occurrence for bodily injury and property damage with respect to the Premises, $2,000,000 in the aggregate. The commercial general liability insurance policy shall be endorsed to name Alexandria Real Estate Equities, Inc., and Landlord, its officers, directors, employees, managers, agents, invitees and contractors and the Additional Insured Parties (as defined in the next succeeding paragraph) (each, a “Landlord Party” and collectively, “Landlord Parties”), as additional insureds; insure, at Tenant’s option, on an occurrence or a claims-made basis (provided; however, that such option to maintain the commercial general liability insurance policies on a claims-made basis shall apply only to Elan Pharmaceuticals, Inc., a Delaware corporation, while Elan Pharmaceuticals, Inc., a Delaware corporation, occupies the Premises as Tenant and shall not apply to any assignee of the Lease or sublessee of the Premises or any portion thereof); be issued by insurance companies which have a rating of not less than policyholder rating of A- and financial category rating of at least Class VIII in “Best’s Insurance Guide”; contain a hostile fire endorsement and a contractual liability endorsement; and provide primary coverage to Landlord (any policy issued to Landlord providing duplicate or similar coverage shall be deemed excess over Tenant’s policies). Tenant shall (i) provide Landlord with 30 days advance written notice of cancellation of such commercial general liability policy, and (ii) require Tenant’s insurer to endeavor to provide 30 days advance written notice of cancellation of such commercial general liability policy. Certificates of insurance showing the limits of coverage required hereunder and showing Landlord as an additional insured, shall be delivered to Landlord by Tenant upon commencement of the Term and upon each renewal or replacement of said insurance and, to the extent required by the Holder of any Mortgage encumbering the Property, Tenant shall provide to such Holder copies of such policies or endorsements to such policies reflecting Holder as an additional insured within 30 days following Tenant’s receipt of Holder’s written request therefor. Tenant’s insurance policy may be in the form of a “blanket policy” with an aggregate per location endorsement which specifically provides that the amount of insurance shall not be prejudiced by other losses covered by the policy.

In each instance where insurance is to name Landlord as an additional insured, Tenant shall upon written request of Landlord also designate and furnish certificates so evidencing Landlord as additional insured to the following parties (collectively “Additional Insured Parties”): (i) any lender of Landlord holding a security interest in the Project or any portion thereof and any servicer in connection therewith, (ii) the landlord under any lease wherein Landlord is tenant of the real property on which the Project is located, if the interest of Landlord is or shall become that of a tenant under a ground or other underlying lease rather than that of a fee owner, (iii) any management company retained by Landlord to manage the Project, (iv) the condominium association with respect to the Condominium, (v) any member, partner or shareholder of Landlord or the owner of any beneficial interest therein and/or (vi) any other party reasonably designated by Landlord.

Notwithstanding anything to the contrary contained herein, If the commercial general liability insurance policies required to be maintained by Tenant under this Lease are at any time on a claims-made basis, Tenant shall insure Landlord and the Landlord Parties from and against any liability arising with respect to acts and occurrences intended to be covered by such commercial general liability insurance policies for a period of not less than 3 years following the termination of this Lease (the “Tail Liability”). If, at any time, Tenant fails to maintain insurance covering the Tail Liability, then for the full duration of the period that the Tail Liability is not fully covered by one or more policies of insurance written with a third party insurance company which company satisfies the requirements of this Section 17, (i) Tenant shall be deemed to have irrevocably elected to self insure the Tail Liability and Tenant shall be

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solely responsible for paying any losses that should have been paid had Tenant maintained insurance covering the Tail Liability, and (ii) Landlord shall have the right to obtain insurance covering the Tail Liability and Tenant shall be required, immediately upon request from Landlord, to reimburse Landlord for the cost of such insurance. The provisions of this paragraph shall survive the expiration or earlier termination of this Lease.

The property insurance obtained by Landlord and Tenant shall include a waiver of subrogation by the insurers and all rights based upon an assignment from its insured, against Landlord or Tenant, and their respective officers, directors, employees, managers, agents, invitees and contractors (“Related Parties”), in connection with any loss or damage thereby insured against. Neither party nor its respective Related Parties shall be liable to the other for loss or damage caused by any risk insured against under property insurance required to be maintained hereunder, and each party waives any claims against the other party, and its respective Related Parties, for such loss or damage. The failure of a party to insure its property shall not void this waiver. Landlord and its respective Related Parties shall not be liable for, and Tenant hereby waives all claims against such parties for, business interruption and losses occasioned thereby sustained by Tenant or any person claiming through Tenant resulting from any accident or occurrence in or upon the Premises or the Project from any cause whatsoever. If the foregoing waivers shall contravene any law with respect to exculpatory agreements, the liability of Landlord or Tenant shall be deemed not released but shall be secondary to the other’s insurer.

Landlord may require insurance policy limits to be raised to conform with requirements of Landlord’s lender and/or to bring coverage limits to levels then being generally required of new tenants within the Project; provided, however, that the increased amount of coverage is consistent with coverage amounts then being required by institutional owners of similar projects with comparable tenants occupying similar size premises in the geographical area in which the Project is located.

18. Restoration. If, at any time during the Term, the Project or the Premises are damaged or destroyed by a fire or other insured casualty, Landlord shall notify Tenant within 60 days after discovery of such damage as to the amount of time Landlord reasonably estimates it will take to restore the Project or the Premises, as applicable (the “Restoration Period”). If the Restoration Period is estimated to exceed 12 months (the “Maximum Restoration Period”), Landlord may, in such notice, elect to terminate this Lease as of the date that is 75 days after the date of discovery of such damage or destruction; provided, however, that notwithstanding Landlord’s election to restore, Tenant may elect to terminate this Lease by written notice to Landlord delivered within 10 business days of receipt of a notice from Landlord estimating a Restoration Period for the Premises longer than the Maximum Restoration Period. Unless either Landlord or Tenant so elects to terminate this Lease, Landlord shall, subject to receipt of sufficient insurance proceeds (with any deductible to be treated as a current Operating Expense), promptly restore the Premises (excluding the improvements installed by Tenant or by Landlord and paid for by Tenant), subject to delays arising from the collection of insurance proceeds or from Force Majeure events; provided, however, that if repair or restoration of the Premises is not substantially complete as of the end of the Maximum Restoration Period or, if longer, the Restoration Period, Landlord may, in its sole and absolute discretion, elect not to proceed with such repair and restoration, or Tenant may by written notice to Landlord delivered within 10 business days of the expiration of the Maximum Restoration Period or, if longer, the Restoration Period, elect to terminate this Lease, in which event Landlord and Tenant shall each be relieved of its obligations to make repairs or restoration and this Lease shall terminate as of the date that is 75 days after discovery of such damage or destruction, but Landlord shall retain any Rent paid and the right to any Rent payable by Tenant prior to the earlier of (A) such election by Landlord or Tenant, or (B) the termination date of the Lease.

Tenant, at its expense, shall promptly perform, subject to delays arising from the collection of insurance proceeds, from Force Majeure (as defined in Section 34) events, all repairs or restoration not required to be done by Landlord and shall promptly re-enter the Premises and commence doing business in accordance with this Lease. Notwithstanding the foregoing, either Landlord or Tenant may terminate this Lease upon written notice to the other if the Premises are damaged during the last year of the Term and Landlord reasonably estimates that it will take more than 2 months to repair such damage; provided,

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however, that such notice is delivered within 10 business days after the date that Landlord provides Tenant with written notice of the estimated Restoration Period. Landlord shall also have the right to terminate this Lease if insurance proceeds are not available for such restoration. Rent shall be abated from the date of discovery of such damage or destruction until the Premises are repaired and restored, in the proportion which the area of the Premises, if any, which is not usable by Tenant bears to the total area of the Premises, unless Landlord provides Tenant with other space during the period of repair that is suitable to Tenant, in Tenant’s reasonable discretion, for the temporary conduct of Tenant’s business. Such abatement shall be the sole remedy of Tenant, and except as provided in this Section 18, Tenant waives any right to terminate the Lease by reason of damage or casualty loss.

The provisions of this Lease, including this Section 18, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, or any other portion of the Project, and any statute or regulation which is now or may hereafter be in effect shall have no application to this Lease or any damage or destruction to all or any part of the Premises or any other portion of the Project, the parties hereto expressly agreeing that this Section 18 sets forth their entire understanding and agreement with respect to such matters.

19. Condemnation. If the whole or any material part of the Premises or the Project (which expressly includes the parking rights of Tenant in the parking areas serving the Project) is taken for any public or quasi-public use under governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof (a “Taking” or “Taken”), and the Taking would in Landlord’s reasonable judgment, materially interfere with or impair Landlord’s ownership or operation of the Project or would in the reasonable judgment of Landlord and Tenant either prevent or materially interfere with Tenant’s use of the Premises (as resolved, if the parties are unable to agree, by arbitration by a single arbitrator with the qualifications and experience appropriate to resolve the matter and appointed pursuant to and acting in accordance with the rules of the American Arbitration Association), then upon written notice by Landlord this Lease shall terminate and Rent shall be apportioned as of said date. If part of the Premises shall be Taken, and this Lease is not terminated as provided above, Landlord shall promptly restore the Premises and the Project as nearly as is commercially reasonable under the circumstances to their condition prior to such partial Taking (including, but not limited to, providing reasonable replacement parking spaces if the parking areas are affected) and the rentable square footage of the Building, the rentable square footage of the Premises, Tenant’s Share of Excess Operating Expenses and the Rent payable hereunder during the unexpired Term shall be reduced to such extent as may be fair and reasonable under the circumstances. Upon any such Taking, Landlord shall be entitled to receive the entire price or award from any such Taking without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award, except as provided in the following sentence. Tenant shall have the right to make a separate claim against the condemning authority (but not Landlord) for such compensation as may be separately awarded or recoverable by Tenant for moving expenses and damage to Tenant’s trade fixtures only, if a separate award for such items is made to Tenant. Tenant hereby waives any and all rights it might otherwise have pursuant to any provision of state law to terminate this Lease upon a partial Taking of the Premises or the Project.

20. Events of Default. Each of the following events shall be a default (“Default”) by Tenant under this Lease:

(a) Payment Defaults. Tenant shall fail to pay any installment of Rent or any other payment hereunder when due; provided, however, that Landlord will give Tenant notice and an opportunity to cure any failure to pay Rent within 3 days of any such notice not more than once in any 12 month period and Tenant agrees that such notice shall be in lieu of and not in addition to, or shall be deemed to be, any notice required by law.

(b) Insurance. Any insurance required to be maintained by Tenant pursuant to this Lease shall be canceled or terminated or shall expire or shall be reduced or materially changed below the coverage required to be maintained by Tenant pursuant to this Lease, or Landlord shall receive a notice of nonrenewal of any such insurance and Tenant shall fail to obtain replacement insurance before the

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expiration of the current coverage; provided, however, that if the insurance required to be maintained by Tenant pursuant to this Lease is canceled or terminated solely as a result of reasons entirely outside of Tenant’s control of which Tenant had no reasonable advance notice, a Default will not be deemed to have occurred hereunder so long as such policy is renewed or replaced by Tenant within 3 business days of Tenant’s receipt of notice of such cancellation or termination.

(c) Abandonment. Tenant shall abandon the Premises. Tenant shall not be deemed to have abandoned the Premises if (i) Tenant provides Landlord with reasonable advance notice prior to vacating and, (ii) Tenant has made reasonable arrangements with Landlord for the security of the Premises for the balance of the Term, and (iii) Tenant continues during the balance of the Term to satisfy all of its obligations under the Lease as they come due.

(d) Improper Transfer. Tenant shall assign, sublease or otherwise transfer or attempt to transfer all or any portion of Tenant’s interest in this Lease or the Premises except as expressly permitted herein, or Tenant’s interest in this Lease shall be attached, executed upon, or otherwise judicially seized and such action is not released within 90 days of the action.

(e) Liens. Tenant shall fail to discharge or otherwise obtain the release of any lien placed upon the Premises in violation of this Lease within 10 business days after any such lien is filed against the Premises.

(f) Insolvency Events. Tenant or any guarantor or surety of Tenant’s obligations hereunder shall: (A) make a general assignment for the benefit of creditors; (B) commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property (collectively a “Proceeding for Relief”); (C) become the subject of any Proceeding for Relief which is not dismissed within 90 days of its filing or entry; or (D) die or suffer a legal disability (if Tenant, guarantor, or surety is an individual) or be dissolved or otherwise fail to maintain its legal existence (if Tenant, guarantor or surety is a corporation, partnership or other entity), except as a result of a merger, consolidation or corporate reorganization, or the purchase of all or substantially all of the assets or ownership interests of Tenant in connection with a Permitted Assignment (as defined in Section 22).

(g) Estoppel Certificate or Subordination Agreement. Tenant fails to execute any document required from Tenant under Sections 23 or 27 within 5 days after a second notice requesting such document.

(h) Other Defaults. Tenant shall fail to comply with any provision of this Lease other than those specifically referred to in this Section 20, and, except as otherwise expressly provided herein, such failure shall continue for a period of 30 days after written notice thereof from Landlord to Tenant.

Any notice given under Section 20(h) hereof shall: (i) specify the alleged default, (ii) demand that Tenant cure such default, (iii) be in lieu of, and not in addition to, or shall be deemed to be, any notice required under any provision of applicable law, and (iv) not be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice; provided that if the nature of Tenant’s default pursuant to Section 20(h) is such that it cannot be cured by the payment of money and reasonably requires more than 30 days to cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said 30 day period and thereafter diligently prosecutes the same to completion; provided, however, that such cure shall be completed no later than 90 days from the date of Landlord’s notice.

21. Landlord’s Remedies.

(a) Payment By Landlord; Interest. Upon a Default by Tenant hereunder, Landlord may, without waiving or releasing any obligation of Tenant hereunder, make such payment or perform such act.

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All sums so paid or incurred by Landlord, together with interest thereon, from the date such sums were paid or incurred, at the annual rate equal to 12% per annum or the highest rate permitted by law (the “Default Rate”), whichever is less, shall be payable to Landlord on demand as Additional Rent. Nothing herein shall be construed to create or impose a duty on Landlord to mitigate any damages resulting from Tenant’s Default hereunder.

(b) Late Payment Rent. Late payment by Tenant to Landlord of Rent and other sums due will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult and impracticable to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord under any Mortgage covering the Premises. Therefore, if any installment of Rent due from Tenant is not received by Landlord within 5 days after the date such payment is due, Tenant shall pay to Landlord an additional sum of 6% of the overdue Rent as a late charge. Notwithstanding the foregoing, before assessing a late charge the first time in any calendar year, Landlord shall provide Tenant written notice of the delinquency and will waive the right if Tenant pays such delinquency within 5 days thereafter. The parties agree that this late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. In addition to the late charge, Rent not paid when due shall bear interest at the Default Rate from the 5th business day after the date due until paid.

(c) Remedies. Upon the occurrence of a Default, Landlord, at its option, without further notice or demand to Tenant, shall have in addition to all other rights and remedies provided in this Lease, at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever. No cure in whole or in part of such Default by Tenant after Landlord has taken any action beyond giving Tenant notice of such Default to pursue any remedy provided for herein (including retaining counsel to file an action or otherwise pursue any remedies) shall in any way affect Landlord’s right to pursue such remedy or any other remedy provided Landlord herein or under law or in equity, unless Landlord, in its sole discretion, elects to waive such Default.

(i) This Lease and the Term and estate hereby granted are subject to the limitation that whenever a Default shall have happened and be continuing, Landlord shall have the right, at its election, then or thereafter while any such Default shall continue and notwithstanding the fact that Landlord may have some other remedy hereunder or at law or in equity, to give Tenant written notice of Landlord’s intention to terminate this Lease on a date specified in such notice, which date shall be not less than 5 days after the giving of such notice, and upon the date so specified, this Lease and the estate hereby granted shall expire and terminate with the same force and effect as if the date specified in such notice were the date hereinbefore fixed for the expiration of this Lease, and all right of Tenant hereunder shall expire and terminate, and Tenant shall be liable as hereinafter in this Section 21(c) provided. If any such notice is given, Landlord shall have, on such date so specified, the right of re-entry and possession of the Premises and the right to remove all persons and property therefrom and to store such property in a warehouse or elsewhere at the risk and expense, and for the account, of Tenant. Should Landlord elect to re-enter as herein provided or should Landlord take possession pursuant to legal proceedings or pursuant to any notice provided for by law, Landlord may from time to time re-let the Premises or any part thereof for such term or terms and at such rental or rentals and upon such terms and conditions as Landlord may deem advisable, with the right to make commercially reasonable alterations in and repairs to the Premises.

(ii) In the event of any termination of this Lease as in this Section 21 provided or as required or permitted by law or in equity, Tenant shall forthwith quit and surrender the Premises to Landlord, and Landlord may, without further notice, enter upon, re-enter, possess and repossess the same by summary proceedings, ejectment or otherwise, and again have, repossess and enjoy the same as if this Lease had not been made, and in any such event Tenant and no person claiming through or under Tenant by virtue of any law or an order of any court shall be entitled to possession or to remain in possession of the Premises. Landlord, at its option, notwithstanding any other provision of this Lease, shall be entitled to recover from Tenant, as and for liquidated damages, the sum of:

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(A) all Base Rent, Additional Rent and other amounts payable by Tenant hereunder then due or accrued and unpaid: and

(B) the amount equal to the aggregate of all unpaid Base Rent and Additional Rent which would have been payable if this Lease had not been terminated prior to the end of the Term then in effect, discounted to its then present value in accordance with accepted financial practice using a rate of 5% per annum, for loss of the bargain; and

(C) all other damages and expenses (including attorneys’ fees and expenses), if any, which Landlord shall have sustained by reason of the breach of any provision of this Lease; less

(D) the net proceeds of any re-letting actually received by Landlord and the amount of damages which Tenant proves could have been avoided had Landlord taken reasonable steps to mitigate its damages.

(iii) Nothing herein contained shall limit or prejudice the right of Landlord, in any bankruptcy or insolvency proceeding, to prove for and obtain as liquidated damages by reason of such termination an amount equal to the maximum allowed by any bankruptcy or insolvency proceedings, or to prove for and obtain as liquidated damages by reason of such termination, an amount equal to the maximum allowed by any statute or rule of law, but in each case not more than the amount to which Landlord would otherwise be entitled under this Section 21.

(iv) Nothing in this Section 21 shall be deemed to affect the right of either party to indemnifications pursuant to this Lease.

(v) If Landlord terminates this Lease upon the occurrence of a Default, Tenant will quit and surrender the Premises to Landlord or its agents, and Landlord may, without further notice, enter upon, re-enter and repossess the Premises by summary proceedings, ejectment or otherwise. The words “enter”, “re-enter”, and “re-entry” are not restricted to their technical legal meanings.

(vi) If either party shall be in default in the observance or performance of any provision of this Lease, and an action shall be brought for the enforcement thereof, the non-prevailing party shall pay to the prevailing party all fees, costs and other expenses which may become payable as a result thereof or in connection therewith, including attorneys’ fees and expenses.

(vii) If Tenant shall default in the keeping, observance or performance of any covenant, agreement, term, provision or condition herein contained, Landlord, without thereby waiving such default, may perform the same for the account and at the expense of Tenant (a) immediately or at any time thereafter and without notice in the case of emergency or in case such default will result in a violation of any legal or insurance requirements, or in the imposition of any lien against all or any portion of the Premises (but only after Tenant has failed to respond to such lien as permitted by Section 15 within the time period provided in Section 15), and (b) in any other case if such default continues after any applicable notice and cure period provided in Section 21. All reasonable costs and expenses incurred by Landlord in connection with any such performance by it for the account of Tenant and also all reasonable costs and expenses, including attorneys’ fees and disbursements incurred by Landlord in any action or proceeding (including any summary dispossess proceeding) brought by Landlord to enforce any obligation of Tenant under this Lease and/or right of Landlord in or to the Premises, shall be paid by Tenant to Landlord within 10 days after demand.

(viii) Independent of the exercise of any other remedy of Landlord hereunder or under applicable law, Landlord may conduct an environmental test of the Premises as generally described in Section 30(c), at Tenant’s expense, to the extent provided in Section 30(d).

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(ix) In the event that Tenant is in breach or Default under this Lease, whether or not Landlord exercises its right to terminate or any other remedy, Tenant shall reimburse Landlord upon demand for any reasonable costs and expenses that Landlord may incur in connection with any such breach or Default, as provided in this Section 21(c). Such costs shall include reasonable legal fees and costs incurred for the negotiation of a settlement, enforcement of rights or otherwise. Tenant shall also indemnify Landlord against and hold Landlord harmless from all reasonable costs, expenses, demands and liability, including without limitation, reasonable legal fees and costs Landlord shall incur if Landlord shall become or be made a party to any claim or action instituted by Tenant against any third party, or by any third party against Tenant, or by or against any person holding any interest under or using the Premises by license of or agreement with Tenant.

(x) Except as otherwise provided in this Section 21, no right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to any other legal or equitable right or remedy given hereunder, or now or hereafter existing. No waiver of any provision of this Lease shall be deemed to have been made unless expressly so made in writing. Landlord shall be entitled, to the extent permitted by law, to seek injunctive relief in case of the violation, or attempted or threatened violation, of any provision of this Lease, or to seek a decree compelling observance or performance of any provision of this Lease, or to seek any other legal or equitable remedy.

22. Assignment and Subletting.

(a) General Prohibition. Without Landlord’s prior written consent subject to and on the conditions described in this Section 22, Tenant shall not, directly or indirectly, voluntarily or by operation of law, assign this Lease or sublease the Premises or any part thereof or mortgage, pledge, or hypothecate its leasehold interest or grant any concession or license within the Premises, and any attempt to do any of the foregoing shall be void and of no effect. Except as otherwise provided in Section 22(b) in connection with a Permitted Assignment, if Tenant is a corporation, partnership or limited liability company, the shares or other ownership interests thereof which are not actively traded upon a stock exchange or in the over-the-counter market, a transfer or series of transfers whereby 50.1% or more of the issued and outstanding shares or other ownership interests of such corporation are, or voting control is, transferred (but excepting transfers on any national exchange as long as Tenant is publicly traded or upon deaths of individual owners) from a person or persons or entity or entities which were owners thereof at time of execution of this Lease to persons or entities who were not owners of shares or other ownership interests of the corporation, partnership or limited liability company at time of execution of this Lease, shall be deemed an assignment of this Lease requiring the consent of Landlord as provided in this Section 22. Notwithstanding the foregoing, any (i) public offering of shares or other ownership interest in Tenant, or (ii) Tenant obtaining financing from institutional investors (including venture capital funding and corporate partners) which results in a change in control of Tenant shall not constitute an assignment under this Section 22 requiring Landlord consent.

(b) Permitted Transfers. If Tenant desires to assign, sublease, hypothecate or otherwise transfer this Lease or sublet the Premises other than pursuant to a Permitted Assignment (as defined below), then at least 15 business days, but not more than 45 business days, before the date Tenant desires the assignment or sublease to be effective (the “Assignment Date”), Tenant shall give Landlord a notice (the “Assignment Notice”) containing such information about the proposed assignee or sublessee, including the proposed use of the Premises and any Hazardous Materials proposed to be used, stored handled, treated, generated in or released or disposed of from the Premises, the Assignment Date, any relationship between Tenant and the proposed assignee or sublessee, and all material terms and conditions of the proposed assignment or sublease, including a copy of any proposed assignment or sublease in its final form, and such other information as Landlord may deem reasonably necessary or appropriate to its consideration whether to grant its consent. Landlord may, by giving written notice to Tenant within 15 business days after receipt of the Assignment Notice: (i) grant such consent, (ii) refuse such consent, in its reasonable discretion; or (iii) terminate this Lease with respect to the space described in the Assignment Notice as of the Assignment Date (an “Assignment Termination”), in

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Landlord’s sole and absolute discretion, if the proposed assignment, hypothecation or other transfer or subletting concerns more than (together with all other then effective subleases and assignment other than Permitted Assignments) 50% of the Premises and the remainder (or substantially all of the remainder) of the Term. Among other reasons, it shall be reasonable for Landlord to withhold its consent in any of these instances: (1) the proposed assignee or subtenant is a governmental agency; (2) in Landlord’s reasonable judgment, the use of the Premises by the proposed assignee or subtenant would entail any alterations that would lessen the value of the leasehold improvements in the Premises, or would require increased services by Landlord; (3) the proposed assignee or subtenant is engaged in areas of scientific research or other business concerns that are reasonably considered by Landlord to be controversial; (4) in Landlord’s reasonable judgment, the proposed assignee or subtenant lacks the creditworthiness to support the financial obligations it will incur under the proposed assignment or sublease; (5) in Landlord’s reasonable judgment, the character, reputation, or business of the proposed assignee or subtenant is inconsistent with the desired tenant-mix or the quality of other tenancies in the Project or is inconsistent with the type and quality of the nature of the Building; (6) Landlord has experienced previous defaults by or is in litigation with the proposed assignee or subtenant; (7) the use of the Premises by the proposed assignee or subtenant will violate any applicable Legal Requirement; (8) the proposed assignee or subtenant is an entity with whom Landlord is negotiating to lease space in the Project; or (9) the assignment or sublease is prohibited by Landlord’s lender. Landlord shall respond in a timely manner to any Assignment Notice received from Tenant pursuant to this paragraph. If Landlord delivers notice of its election to exercise an Assignment Termination, Tenant shall have the right to withdraw such Assignment Notice by written notice to Landlord of such election within 5 business days after Landlord’s notice electing to exercise the Assignment Termination. If Tenant withdraws such Assignment Notice, this Lease shall continue in full force and effect. If Tenant does not withdraw such Assignment Notice, this Lease, and the term and estate herein granted, shall terminate as of the Assignment Date with respect to the space described in such Assignment Notice. No failure of Landlord to exercise any such option to terminate this Lease, or to deliver a timely notice in response to the Assignment Notice, shall be deemed to be Landlord’s consent to the proposed assignment, sublease or other transfer. Tenant shall pay to Landlord a fee of up to One Thousand Five Hundred Dollars ($1,500) of Landlord’s out-of-pocket expenses in connection with its consideration of any Assignment Notice and/or its preparation or review of any consent documents. For all purposes of this Lease, the term “Tenant” shall mean Tenant and any transferee pursuant to a Permitted Assignment assuming Tenant’s interest in the Lease. Landlord acknowledges and agrees that Landlord’s right under this Section 22(b) to receive notice in the case of a Permitted Assignment is not intended to create a consent right in favor of Landlord as to a transaction constituting a Permitted Assignment but rather the right to receive prior notice of a Permitted Assignment and Landlord shall treat all non-public information made available by Tenant to Landlord regarding the proposed Permitted Assignment as confidential. Notwithstanding the foregoing, Landlord’s consent to an assignment of this Lease or a subletting of any portion of the Premises to any entity controlling, controlled by or under common control with Tenant (a “Control Permitted Assignment”) shall not be required, provided that Landlord shall have the right to approve the form of any such sublease or assignment. In addition, Tenant shall have the right to assign this Lease, upon 30 days prior written notice to Landlord but without obtaining Landlord’s prior written consent, to a corporation or other entity which is a successor-in-interest to Tenant, by way of merger, consolidation or corporate reorganization, or by the purchase of all or substantially all of the assets or the ownership interests of Tenant provided that (i) such merger or consolidation, or such acquisition or assumption, as the case may be, is for a good business purpose and not principally for the purpose of transferring the Lease, and (ii) the tangible net worth (as determined in accordance with generally accepted accounting principles (“GAAP”)) of the assignee or any entity guaranteeing (pursuant to an agreement in form and content acceptable to Landlord, in its reasonable discretion) the assignee’s obligations under this Lease is not less than $50,000,000 (as determined in accordance with GAAP), and (iii) such assignee shall agree in writing to assume all of the terms, covenants and conditions of this Lease arising after the effective date of the assignment (a “Corporate Permitted Assignment”). Control Permitted Assignments and Corporate Permitted Assignments are hereinafter referred to as “Permitted Assignments.”

(c) Additional Conditions. As a condition to any such assignment or subletting, whether or not Landlord’s consent is required, Landlord may require:

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(i) that any assignee or subtenant agree, in writing at the time of such assignment or subletting, that if Landlord gives such party notice that Tenant is in Default under this Lease, such party shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments will be received by Landlord without any liability except to credit such payment against those due under the Lease, and any such third party shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, in no event shall Landlord or its successors or assigns be obligated to accept such attornment; and

(ii) A list of Hazardous Materials, certified by the proposed assignee or sublessee to be true and correct, which the proposed assignee or sublessee intends to use, store, handle, treat, generate in or release or dispose of from the Premises, together with copies of all documents relating to such use, storage, handling, treatment, generation, release or disposal of Hazardous Materials by the proposed assignee or subtenant in the Premises or on the Project, prior to the proposed assignment or subletting, including, without limitation: permits; approvals; reports and correspondence; storage and management plans; plans relating to the installation of any storage tanks to be installed in or under the Project (provided, said installation of tanks shall only be permitted after Landlord has given its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion); and all closure plans or any other documents required by any and all federal, state and local Governmental Authorities for any storage tanks installed in, on or under the Project for the closure of any such tanks. Neither Tenant nor any such proposed assignee or subtenant is required, however, to provide Landlord with any portion(s) of the such documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities and Tenant or any proposed assignee or subtenant may redact such proprietary information from such documents prior to providing them to Landlord.

(d) No Release of Tenant, Sharing of Excess Rents. Notwithstanding any assignment or subletting, Tenant and any guarantor or surety of Tenant’s obligations under this Lease shall at all times remain fully and primarily responsible and liable for the payment of Rent and for compliance with all of Tenant’s other obligations under this Lease. Except in the case of a Permitted Assignment, if the Rent due and payable by a sublessee or assignee (or a combination of the rental payable under such sublease or assignment plus any bonus or other consideration therefor or incident thereto in any form) exceeds the sum of the rental payable under this Lease (excluding however, any Rent payable under this Section and actual and reasonable brokerage fees, legal costs and any design or construction fees directly related to and required pursuant to the terms of any such sublease) (“Excess Rent”), then Tenant shall be bound and obligated to pay Landlord as Additional Rent hereunder 50% of such Excess Rent within 10 days following receipt thereof by Tenant. If Tenant shall sublet the Premises or any part thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any such subletting, and Landlord as assignee and as attorney-in-fact for Tenant, or a receiver for Tenant appointed on Landlord’s application, may collect such rent and apply it toward Tenant’s obligations under this Lease; except that, until the occurrence of a Default, Tenant shall have the right to collect such rent.

(e) No Waiver. The consent by Landlord to an assignment or subletting shall not relieve Tenant or any assignees of this Lease or any sublessees of the Premises from obtaining the consent of Landlord to any further assignment or subletting nor shall it release Tenant or any assignee or sublessee of Tenant from full and primary liability under the Lease. The acceptance of Rent hereunder, or the acceptance of performance of any other term, covenant, or condition thereof, from any other person or entity shall not be deemed to be a waiver of any of the provisions of this Lease or a consent to any subletting, assignment or other transfer of the Premises.

23. Estoppel Certificate. Tenant shall, within 10 business days of written notice from Landlord, execute, acknowledge and deliver a statement in writing in any form reasonably requested by a proposed lender or purchaser, (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which the rental and other charges are paid in advance, if any, (ii)

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acknowledging, to Tenant’s actual knowledge, that there are not any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (iii) setting forth such further information, to Tenant’s actual knowledge, with respect to the status of this Lease or the Premises as may be requested thereon. Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the real property of which the Premises are a part. Tenant’s failure to deliver such statement within such time shall, at the option of Landlord, constitute a Default under Section 20(g) of this Lease (subject to the cure right set forth therein), and, in the event that such Default is not timely cured by Tenant, shall be conclusive upon Tenant that the Lease is in full force and effect and without modification except as may be represented by Landlord in any certificate prepared by Landlord and delivered to Tenant for execution.

24. Quiet Enjoyment. So long as Tenant is not in Default under this Lease, Tenant shall, subject to the terms of this Lease, at all times during the Term, have peaceful and quiet enjoyment of the Premises against any person claiming by, through or under Landlord.

25. Prorations. All prorations required or permitted to be made hereunder shall be made on the basis of a 360 day year and 30 day months.

26. Rules and Regulations. Tenant shall, at all times during the Term and any extension thereof, comply with all reasonable rules and regulations at any time or from time to time established by Landlord covering use of the Premises and the Project. The current rules and regulations are attached hereto as Exhibit E. If there is any conflict between said rules and regulations and other provisions of this Lease, the terms and provisions of this Lease shall control. Landlord shall not have any liability or obligation for the breach of any rules or regulations by other tenants in the Project and shall not enforce such rules and regulations in a discriminatory manner.

27. Subordination. This Lease and Tenant’s interest and rights hereunder are hereby made and shall be subject and subordinate at all times to the lien of any Mortgage now existing or hereafter created on or against the Project or the Premises, and all amendments, restatements, renewals, modifications, consolidations, refinancing, assignments and extensions thereof, without the necessity of any further instrument or act on the part of Tenant; provided, however that so long as there is no Default hereunder, Tenant’s right to possession of the Premises shall not be disturbed by the Holder of any such Mortgage. Tenant agrees, at the election of the Holder of any such Mortgage, to attorn to any such Holder. Tenant agrees upon demand to execute, acknowledge and deliver such instruments, confirming such subordination, and such instruments of attornment as shall be requested by any such Holder, provided any such instruments contain appropriate non-disturbance provisions assuring Tenant’s quiet enjoyment of the Premises as set forth in Section 24 hereof and deliver any such instrument within 10 business days following Landlord’s request. Notwithstanding the foregoing, any such Holder may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such Mortgage without regard to their respective dates of execution, delivery or recording and in that event such Holder shall have the same rights with respect to this Lease as though this Lease had been executed prior to the execution, delivery and recording of such Mortgage and had been assigned to such Holder. The term “Mortgage” whenever used in this Lease shall be deemed to include ground leases, deeds of trust, security assignments and any other encumbrances, and any reference to the “Holder” of a Mortgage shall be deemed to include the ground lessor under a ground lease, the beneficiary under a deed of trust, and any other secured party under an encumbrance secured by a security interest in Landlord’s interest in the Project or Premises. Tenant acknowledges that the Holder of the current Mortgage is not required to and has no obligation to provide an SNDA in connection with this Lease. Notwithstanding the foregoing, Landlord agrees, at Landlord’s cost and expense, to use reasonable efforts to cause the Holder of the current Mortgage to enter into a subordination, non-disturbance and attornment agreement (“SNDA”) with Tenant with respect to this Lease. The SNDA shall be on the form proscribed by the Holder, which Tenant acknowledges that Tenant has reviewed and approved. Landlord’s failure to cause the Holder to enter into the SNDA with Tenant (or make any of the changes requested by Tenant) shall not be a default by Landlord under this Lease.

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28. Surrender. Upon the expiration of the Term or earlier termination of Tenant’s right of possession, Tenant shall surrender the Premises to Landlord in the same condition as received, subject to any Alterations or Installations permitted by Landlord to remain in the Premises, free of Hazardous Materials brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Premises by any person other than a Landlord Party, broom clean, ordinary wear and tear and casualty loss and condemnation covered by Sections 18 and 19 excepted.

Tenant shall immediately return to Landlord all keys and/or access cards to parking, the Project, restrooms or all or any portion of the Premises furnished to or otherwise procured by Tenant. If any such access card or key is lost, Tenant shall pay to Landlord, at Landlord’s election, either the cost of replacing such lost access card or key or the cost of reprogramming the access security system in which such access card was used or changing the lock or locks opened by such lost key. Any Tenant’s Property, Alterations and property not so removed by Tenant as permitted or required herein shall be deemed abandoned and may be stored, removed, and disposed of by Landlord at Tenant’s expense, and Tenant waives all claims against Landlord for any damages resulting from Landlord’s retention and/or disposition of such property. All obligations of Tenant hereunder not fully performed as of the termination of the Term, including the obligations of Tenant under Section 30 hereof, shall survive the expiration or earlier termination of the Term, including, without limitation, indemnity obligations, payment obligations with respect to Rent and obligations concerning the condition and repair of the Premises.

29. Waiver of Jury Trial. TO THE EXTENT PERMITTED BY LAW, TENANT AND LANDLORD WAIVE ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN LANDLORD AND TENANT ARISING OUT OF THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

30. Environmental Requirements.

(a) Prohibition/Compliance. Except for Hazardous Material contained in products customarily used by tenants in de minimis quantities for ordinary cleaning and office purposes, Tenant shall not permit or cause any party to bring any Hazardous Material upon the Premises or the Project or use, store, handle, treat, generate, manufacture, transport, release or dispose of any Hazardous Material in, on or from the Premises or the Project without Landlord’s prior written consent which may be withheld in Landlord’s sole discretion. Tenant, at its sole cost and expense, shall operate its business in the Premises in strict compliance with all Environmental Requirements and shall remove or remediate in a manner satisfactory to Landlord any Hazardous Materials released on or from the Project by Tenant or any Tenant Party. Tenant shall complete and certify disclosure statements as requested by Landlord from time to time relating to Tenant’s use, storage, handling, treatment, generation, manufacture, transportation, release or disposal of Hazardous Materials on or from the Premises. The term “Environmental Requirements” means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, orders or other similar enactments of any Governmental Authority regulating or relating to health, safety, or environmental conditions on, under, or about the Premises or the Project, or the environment, including without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; and all state and local counterparts thereto, and any regulations or policies promulgated or issued thereunder. The term “Hazardous Materials” means and includes any substance, material, waste, pollutant, or contaminant listed or defined as hazardous or toxic, or regulated by reason of its impact or potential impact on humans, animals and/or the environment under any Environmental Requirements, asbestos and petroleum, including crude oil or any fraction thereof, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas). As defined in Environmental Requirements, Tenant is and shall be deemed to be the “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Premises by Tenant or any Tenant Party, and the wastes, by-products, or residues generated, resulting, or produced therefrom.

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(b) Indemnity. Tenant hereby indemnifies and shall defend and hold Landlord, its officers, directors, employees, agents and contractors harmless from any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, damages (including, without limitation, punitive damages and damages based upon diminution in value of the Premises or the Project, or the loss of, or restriction on, use of the Premises or any portion of the Project), expenses (including, without limitation, attorneys’, consultants’ and experts’ fees, court costs and amounts paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities or losses (collectively, “Environmental Claims”) which arise during or after the Term as a result of such contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state or local Governmental Authority because of Hazardous Materials present in the air, soil or ground water above, on, or under the Premises. Without limiting the foregoing, if the presence of any Hazardous Materials on the Premises, the Building, the Project or any adjacent property caused or permitted by Tenant or any Tenant Party results in any contamination of the Premises, the Building, the Project or any adjacent property, Tenant shall promptly take all actions at its sole expense and in accordance with applicable law as are necessary to return the Premises, the Building, the Project or any adjacent property to the condition existing prior to the time of such contamination, provided that Landlord’s approval of such action shall first be obtained, which approval shall not unreasonably be withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Premises, the Building or the Project. Notwithstanding anything to the contrary contained in Section 28 or this Section 30, Tenant shall not be responsible for, and the indemnification and hold harmless obligation set forth in this paragraph shall not apply to (i) contamination in the Premises which Tenant can prove to Landlord’s reasonable satisfaction existed in the Premises immediately prior to the date of this Lease, or (ii) the presence of any Hazardous Materials in the Premises which Tenant can prove to Landlord’s reasonable satisfaction migrated from outside of the Premises into the Premises, unless in either case, the presence of such Hazardous Materials (x) is the result of a breach by Tenant of any of its obligations under this Lease, or (y) was caused, contributed to or exacerbated by Tenant or any Tenant Party.

(c) Landlord’s Tests. Landlord shall have access to, and a right to perform inspections and tests of, the Premises to determine Tenant’s compliance with Environmental Requirements, its obligations under this Section 30, or the environmental condition of the Premises or the Project. In connection with such testing, upon the reasonable request of Landlord, Tenant shall deliver to Landlord or its consultant such non-proprietary information concerning the use of Hazardous Materials in or about the Premises by Tenant or any Tenant Party. Access shall be granted to Landlord upon Landlord’s prior notice to Tenant and at such times so as to minimize, so far as may be reasonable under the circumstances, any disturbance to Tenant’s operations. Such inspections and tests shall be conducted at Landlord’s expense, unless such inspections or tests reveal that Tenant has not complied with any Environmental Requirement, in which case Tenant shall reimburse Landlord for the reasonable cost of such inspection and tests. Tenant shall, at its sole cost and expense, promptly and satisfactorily remediate any environmental conditions identified by such testing for which Tenant is responsible under this Section 30 in accordance with all Environmental Requirements. Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any rights that Landlord may have against Tenant.

(d) Tenant’s Obligations. Tenant’s obligations under this Section 30 shall survive the expiration or earlier termination of the Lease. During any period of time after the expiration or earlier termination of this Lease required by Tenant or Landlord to complete the removal from the Premises of any Hazardous Materials for which Tenant is liable under this Section 30 (including, without limitation, the release and termination of any licenses or permits restricting the use of the Premises), Tenant shall continue to pay the full Rent in accordance with this Lease for any portion of the Premises that cannot be relet by Landlord due to Tenant’s failure to remediate a Hazardous Materials condition for which Tenant is liable under this Section 30, which Rent shall be prorated daily.

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31. Tenant’s Remedies/Limitation of Liability. Landlord shall not be in default hereunder unless Landlord fails to perform any of its obligations hereunder within 30 days after written notice from Tenant specifying such failure (unless such performance will, due to the nature of the obligation, require a period of time in excess of 30 days, then after such period of time as is reasonably necessary). Upon any default by Landlord, Tenant shall give notice by registered or certified mail to any Holder of a Mortgage covering the Premises and to any landlord of any lease of property in or on which the Premises are located and Tenant shall offer such Holder and/or landlord a reasonable opportunity to cure the default, including time to obtain possession of the Project by power of sale or a judicial action if such should prove necessary to effect a cure; provided Landlord shall have furnished to Tenant in writing the names and addresses of all such persons who are to receive such notices. All obligations of Landlord hereunder shall be construed as covenants, not conditions; and, except as may be otherwise expressly provided in this Lease, Tenant may not terminate this Lease for breach of Landlord’s obligations hereunder.

All obligations of Landlord under this Lease will be binding upon Landlord only during the period of its ownership of the Premises and not thereafter. The term “Landlord” in this Lease shall mean only the owner for the time being of the Premises. Upon the transfer by such owner of its interest in the Premises, such owner shall thereupon be released and discharged from all obligations of Landlord thereafter accruing, but such obligations shall be binding during the Term upon each new owner for the duration of such owner’s ownership. Notwithstanding the foregoing, to the extent that the Landlord originally named in this Lease (“Original Landlord”) assigns or otherwise transfers its interest in the Project prior to the distribution of the entire TI Allowance timely requested by Tenant pursuant to the Work Letter, then Alexandria Real Estate Equities, Inc. and Original Landlord shall remain personally, jointly and severally responsible for the distribution of any remaining TI Allowance to which Tenant is entitled pursuant to the Work Letter following such assignment of transfer.

32. Inspection and Access. Landlord and its agents, representatives, and contractors may enter the Premises at any reasonable time during normal business hours (except in the case of an emergency) to inspect the Premises and to make such repairs as may be required or permitted pursuant to this Lease and for any other business purpose. Landlord and Landlord’s representatives may enter the Premises during business hours on not less than 48 hours advance written notice (except in the case of emergencies in which case no such notice shall be required and such entry may be at any time) for the purpose of effecting any such repairs, inspecting the Premises, showing the Premises to prospective purchasers and, during the last year of the Term, to prospective tenants or for any other business purpose. Landlord may erect a suitable sign on the Premises during the last 9 months of the Term, that the Premises are available to let. Landlord may grant easements, make public dedications, designate Common Areas and create restrictions on or about the Premises, provided that no such easement, dedication, designation or restriction materially, adversely affects Tenant’s use or occupancy of the Premises for the Permitted Use. At Landlord’s request, Tenant shall execute such instruments as may be necessary for such easements, dedications or restrictions. Tenant shall at all times, except in the case of emergencies, have the right to escort Landlord or its agents, representatives, contractors or guests while the same are in the Premises, provided such escort does not materially and adversely affect Landlord’s access rights hereunder. Landlord shall use reasonable efforts to comply with Tenant’s reasonable security, confidentiality and safety requirements with respect to entering restricted portions of the Premises; provided, however, that Tenant has notified Landlord of such security, confidentiality and safety requirements simultaneously with or prior to Landlord’s entry into the Premises. Notwithstanding anything to the contrary contained in this Lease, if Tenant installs any additional or replacement locks or bolts on any doors or windows in the Premises, Tenant shall concurrently therewith deliver to Landlord copies of any keys, key cards or codes required to open or unlock such additional or replacement locks or bolts.

33. Security. Tenant acknowledges and agrees that security devices and services, if any, while intended to deter crime may not in given instances prevent theft or other criminal acts and that Landlord is not providing any security services with respect to the Premises. Tenant agrees that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any loss by theft or any other damage suffered or incurred by Tenant in connection with any unauthorized entry

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into the Premises or any other breach of security with respect to the Premises. Tenant shall be solely responsible for the personal safety of Tenant’s officers, employees, agents, contractors, guests and invitees while any such person is in, on or about the Premises and/or the Project. Tenant shall at Tenant’s cost obtain insurance coverage to the extent Tenant desires protection against such criminal acts.

34. Force Majeure. Except for the payment of Rent, neither Landlord nor Tenant shall be held responsible or liable for delays in the performance of its obligations hereunder when caused by, related to, or arising out of acts of God, sinkholes or subsidence, strikes, lockouts, or other labor disputes, embargoes, quarantines, weather, national, regional, or local disasters, calamities, or catastrophes, inability to obtain labor or materials (or reasonable substitutes therefor) at reasonable costs or failure of, or inability to obtain, utilities necessary for performance, governmental restrictions, orders, limitations, regulations, or controls, national emergencies, delay in issuance or revocation of permits, enemy or hostile governmental action, terrorism, insurrection, riots, civil disturbance or commotion, fire or other casualty, and other causes or events beyond their reasonable control (“Force Majeure”).

35. Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker) in connection with this transaction and that no Broker brought about this transaction, other than CB Richard Ellis/New England and Cushman & Wakefield of Massachusetts. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than the broker, if any named in this Section 35, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.

36. Limitation on Landlord’s Liability. NOTWITHSTANDING ANYTHING SET FORTH HEREIN OR IN ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT TO THE CONTRARY: (A) LANDLORD SHALL NOT BE LIABLE TO TENANT OR ANY OTHER PERSON FOR (AND TENANT AND EACH SUCH OTHER PERSON ASSUME ALL RISK OF) LOSS, DAMAGE OR INJURY, WHETHER ACTUAL OR CONSEQUENTIAL TO: TENANT’S PERSONAL PROPERTY OF EVERY KIND AND DESCRIPTION, INCLUDING, WITHOUT LIMITATION TRADE FIXTURES, EQUIPMENT, INVENTORY, SCIENTIFIC RESEARCH, SCIENTIFIC EXPERIMENTS, LABORATORY ANIMALS, PRODUCT, SPECIMENS, SAMPLES, AND/OR SCIENTIFIC, BUSINESS, ACCOUNTING AND OTHER RECORDS OF EVERY KIND AND DESCRIPTION KEPT AT THE PREMISES AND ANY AND ALL INCOME DERIVED OR DERIVABLE THEREFROM; (B) THERE SHALL BE NO PERSONAL RECOURSE TO LANDLORD FOR ANY ACT OR OCCURRENCE IN, ON OR ABOUT THE PREMISES OR ARISING IN ANY WAY UNDER THIS LEASE OR ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT WITH RESPECT TO THE SUBJECT MATTER HEREOF AND ANY LIABILITY OF LANDLORD HEREUNDER SHALL BE STRICTLY LIMITED SOLELY TO LANDLORD’S INTEREST IN THE PROJECT OR ANY PROCEEDS FROM SALE OR CONDEMNATION THEREOF AND ANY INSURANCE PROCEEDS PAYABLE IN RESPECT OF LANDLORD’S INTEREST IN THE PROJECT OR IN CONNECTION WITH ANY SUCH LOSS; AND (C) EXCEPT AS PROVIDED IN SECTION 31 OF THIS LEASE WITH RESPECT TO THE TI ALLOWANCE ONLY, IN NO EVENT SHALL ANY PERSONAL LIABILITY BE ASSERTED AGAINST LANDLORD IN CONNECTION WITH THIS LEASE NOR SHALL ANY RECOURSE BE HAD TO ANY OTHER PROPERTY OR ASSETS OF LANDLORD OR ANY OF LANDLORD’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS. UNDER NO CIRCUMSTANCES SHALL LANDLORD OR ANY OF LANDLORD’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS BE LIABLE FOR INJURY TO TENANT’S BUSINESS OR FOR ANY LOSS OF INCOME OR PROFIT THEREFROM.

37. Severability. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby. It is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added, as a part of this Lease, a clause or provision as similar in effect to such illegal, invalid or unenforceable clause or provision as shall be legal, valid and enforceable.

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38. Signs; Exterior Appearance. Tenant shall not, without the prior written consent of Landlord, which may be granted or withheld in Landlord’s sole discretion: (i) attach any awnings, exterior lights, decorations, balloons, flags, pennants, banners, painting or other projection to any outside wall of the Project, (ii) use any curtains, blinds, shades or screens visible from the exterior of the Premises or the Building other than Landlord’s standard window coverings, (iii) coat or otherwise sunscreen the interior or exterior of any windows, (iv) place any bottles, parcels, or other articles on the window sills, (v) place any equipment, furniture or other items of personal property on any exterior balcony, or (vi) paint, affix or exhibit on any part of the Premises or the Project any signs, notices, window or door lettering, placards, decorations, or advertising media of any type which can be viewed from the exterior of the Premises. Tenant shall, at Tenant’s cost and expense, have the right to non-exclusive signage on the third floor of the Building in the location and of a size, color and type as shown on Exhibit I attached hereto. Tenant’s name shall be inscribed, painted or affixed on the directory tablet for Tenant by Landlord at the sole cost and expense of Tenant.

39. Right to Extend Term. Tenant shall have the right to extend the Term of the Lease upon the following terms and conditions:

(a) Extension Right. Tenant shall have 1 right (an “Extension Right”) to extend the term of this Lease for 5 years (an “Extension Term”) on the same terms and conditions as this Lease (other than with respect to Base Rent and the Work Letter) by giving Landlord written notice of its election to exercise the Extension Right at least 9 months prior and no earlier than 12 months prior to the expiration of the Base Term of the Lease.

Upon the commencement of the Extension Term, Base Rent shall be payable at the Market Rate (as defined below). Base Rent shall thereafter be adjusted on each annual anniversary of the commencement of the Extension Term by a percentage as determined by Landlord and agreed to by Tenant at the time the Market Rate is determined. As used herein, “Market Rate” shall mean the then market rental rate (including annual increases) for space of comparable size and quality (including all Tenant Improvements, Alterations and other improvements) in laboratory/office buildings in Cambridge, Massachusetts for a comparable term, taking into account all relevant factors, including tenant inducements, parking costs, leasing commissions, allowances or concessions, if any, at the time of Tenant’s exercise of the Extension Right. Between the date of Landlord’s receipt of the Extension Notice and that date which is ninety (90) days thereafter (the “Extension Rent Negotiation Period”), the parties shall attempt in good faith to determine the Market Rate for the Premises during the applicable Extension Term; and if Landlord and Tenant are unable in good faith to agree, in their respective sole discretion, upon a mutually satisfactory Market Rate (including annual Base Rent increases) by the expiration of the Extension Rent Negotiation Period, then the Market Rate will be determined in accordance with the arbitration method as described in Section 39(b). In addition, Landlord may impose a market rent for the parking rights provided hereunder.

(b) Arbitration.

(i) Within 10 days of Tenant’s notice to Landlord of its election (or deemed election) to arbitrate Market Rate and escalations, each party shall deliver to the other a proposal containing the Market Rate and escalations that the submitting party believes to be correct (“Extension Proposal”). If either party fails to timely submit an Extension Proposal, the other party’s submitted proposal shall determine the Base Rent and escalations for the Extension Term. If both parties submit Extension Proposals, then Landlord and Tenant shall meet within 7 days after delivery of the last Extension Proposal and make a good faith attempt to mutually appoint a single Arbitrator (and defined below) to determine the Market Rate and escalations. If Landlord and Tenant are unable to agree upon a single Arbitrator, then each shall, by written notice delivered to the other within 10 days after the meeting, select an Arbitrator. If either party fails to timely give notice of its selection for an Arbitrator, the other party’s submitted proposal shall determine the Base Rent for the Extension Term. The 2 Arbitrators so appointed shall, within 5 business days after their appointment, appoint a third Arbitrator. If the 2 Arbitrators so selected cannot agree on the selection of the third Arbitrator within the time above

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specified, then either party, on behalf of both parties, may request such appointment of such third Arbitrator by application to any state court of general jurisdiction in the jurisdiction in which the Premises are located, upon 10 days prior written notice to the other party of such intent.

(ii) The decision of the Arbitrator(s) shall be made within 30 days after the appointment of a single Arbitrator or the third Arbitrator, as applicable. The decision of the single Arbitrator shall be final and binding upon the parties. The average of the two closest Arbitrators in a three Arbitrator panel shall be final and binding upon the parties. Each party shall pay the fees and expenses of the Arbitrator appointed by or on behalf of such party and the fees and expenses of the third Arbitrator shall be borne equally by both parties. If the Market Rate and escalations are not determined by the first day of the Extension Term, then Tenant shall pay Landlord Base Rent in an amount equal to the Base Rent in effect immediately prior to the Extension Term. After the determination of the Market Rate and escalations, the parties shall make any necessary adjustments to such payments made by Tenant. Landlord and Tenant shall then execute an amendment recognizing the Market Rate and escalations for the Extension Term.

(iii) An “Arbitrator” shall be any person appointed by or on behalf of either party or appointed pursuant to the provisions hereof and: (i) shall be (A) a member of the American Institute of Real Estate Appraisers with not less than 10 years of experience in the appraisal of improved office and high tech industrial real estate in the greater Cambridge metropolitan area, or (B) a licensed commercial real estate broker with not less than 15 years experience representing landlords and/or tenants in the leasing of high tech or life sciences space in the greater Cambridge metropolitan area, (ii) devoting substantially all of their time to professional appraisal or brokerage work, as applicable, at the time of appointment and (iii) be in all respects impartial and disinterested.

(c) Rights Personal. The Extension Right is personal to Tenant and is not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease, except that they may be assigned in connection with any Permitted Assignment of the Lease.

(d) Exceptions. Notwithstanding anything set forth above to the contrary, at Landlord’s option, the Extension Right shall not be in effect and Tenant may not exercise the Extension Right:

(i) during any period of time that Tenant is in Default under any provision of this Lease; or

(ii) if Tenant has been in Default under any provision of this Lease 3 or more times, whether or not the Defaults are cured, during the 12 month period immediately prior to the date that Tenant intends to exercise the Extension Right, whether or not the Defaults are cured.

(e) No Extensions. The period of time within which the Extension Right may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Extension Right.

(f) Termination. The Extension Right shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Extension Right, if, after such exercise, but prior to the commencement date of the Extension Term, (i) Tenant fails to timely cure any default by Tenant under this Lease; or (ii) Tenant has Defaulted 3 or more times during the period from the date of the exercise of the Extension Right to the date of the commencement of the Extension Term, whether or not such Defaults are cured.

40. LEED Certification. Tenant agrees to cooperate with Landlord and to comply with measures reasonably implemented by Landlord with respect to the Building and/or the Project in connection with Landlord’s efforts to obtain a Leadership in Energy and Environmental Design (LEED) certificate for the Project. Any measure implemented in accordance with the foregoing will be at minimal or no cost to Tenant. Landlord shall not be precluded from undertaking any retrofits, repairs or

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replacements (including, without limitation, capital repairs and replacements) to the Premises or the Building as part of Operating Expenses in the ordinary course of maintenance or repairs (including, without limitation, capital repairs and replacements) to the Premises or the Building, which retrofits, repairs or replacements include LEED components or satisfy LEED rating systems or any similar standard in connection with the performance by Landlord of its obligations under this Lease so long as the cost of such LEED items is reasonably comparable to the cost of non-LEED components, taking into account any reasonably anticipated savings resulting from LEED components over the remaining Term of this Lease.

41. Miscellaneous.

(a) Notices. All notices or other communications between the parties shall be in writing and shall be deemed duly given upon delivery or refusal to accept delivery by the addressee thereof if delivered in person, or upon actual receipt if delivered by reputable overnight guaranty courier, addressed and sent to the parties at their addresses set forth above. Landlord and Tenant may from time to time by written notice to the other designate another address for receipt of future notices.

(b) Joint and Several Liability. If and when included within the term “Tenant,” as used in this instrument, there is more than one person or entity, each shall be jointly and severally liable for the obligations of Tenant.

(c) Financial Information. Tenant shall furnish Landlord with true and complete copies of (i) Tenant’s most recent unaudited annual financial statements within 120 days of the end of each of Tenant’s fiscal years during the Term; provided, however, that if Tenant prepares audited annual financial statements during the Term, Tenant shall provide Landlord with such audited annual financial statements promptly after such audited financial statements become available, (ii) Tenant’s most recent unaudited quarterly financial statements within 45 days of the end of each of Tenant’s first three fiscal quarters of each of Tenant’s fiscal years during the Term, and (iii) any other financial information or summaries that Tenant typically provides to its lenders or shareholders. Landlord shall treat Tenant’s financial information as confidential information belonging to Tenant and will not disclose any such materials to any third parties other than on a need-to-know basis to Landlord’s affiliates, legal, financial or tax advisors, consultants, lenders and potential purchasers, as required by Legal Requirements or otherwise as necessary in the ordinary course of Landlord’s business.

(d) Recordation. Neither this Lease nor a memorandum of lease shall be filed by or on behalf of Tenant in any public record. Landlord may prepare and file, and upon request by Landlord Tenant will execute, a memorandum of lease. Notwithstanding the foregoing, upon Tenant’s request and at Tenant’s sole cost and expense, Landlord shall prepare and file after execution by Landlord and Tenant a memorandum of lease which memorandum shall contain only the following information and any other additional information that may be required by applicable law: (i) the names of the parties to this Lease, (ii) description of the Premises and the Project, (iii) the Term, and (iv) Tenant’s Extension Right. If Tenant fails, after request from Landlord, to record a termination of the memorandum on the expiration or earlier termination of this Lease, Tenant shall be obligated to continue to pay Base Rent until such time as Tenant has recorded the termination.

(e) Interpretation. The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any exhibits or amendments hereto. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

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(f) Not Binding Until Executed. The submission by Landlord to Tenant of this Lease shall have no binding force or effect, shall not constitute an option for the leasing of the Premises, nor confer any right or impose any obligations upon either party until execution of this Lease by both parties.

(g) Limitations on Interest. It is expressly the intent of Landlord and Tenant at all times to comply with applicable law governing the maximum rate or amount of any interest payable on or in connection with this Lease. If applicable law is ever judicially interpreted so as to render usurious any interest called for under this Lease, or contracted for, charged, taken, reserved, or received with respect to this Lease, then it is Landlord’s and Tenant’s express intent that all excess amounts theretofore collected by Landlord be credited on the applicable obligation (or, if the obligation has been or would thereby be paid in full, refunded to Tenant), and the provisions of this Lease immediately shall be deemed reformed and the amounts thereafter collectible hereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder.

(h) Choice of Law. Construction and interpretation of this Lease shall be governed by the internal laws of the state in which the Premises are located, excluding any principles of conflicts of laws.

(i) Time. Time is of the essence as to the performance of Tenant’s and Landlord’s obligations under this Lease.

(j) OFAC. Tenant is currently (a) in compliance with and shall at all times during the Term of this Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the Term of this Lease be listed on, the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

(k) Incorporation by Reference. All exhibits and addenda attached hereto are hereby incorporated into this Lease and made a part hereof. If there is any conflict between such exhibits or addenda and the terms of this Lease, such exhibits or addenda shall control.

(l) Change in Form of Ownership. Pursuant to M.G.L. Chapter 183A, Section 19, Landlord reserves the right to remove all or part of the Condominium from the provisions of M.G.L. Chapter 183A. In the event that Landlord does remove all or part of the Condominium from the provisions of M.G.L. Chapter 183A, the amounts payable by Tenant pursuant to this Lease shall not be greater than the amounts that would have been otherwise payable by Tenant if Landlord had not removed all or part of the Condominium from the provisions of M.G.L. Chapter 183A.

(m) Entire Agreement. This Lease, including the exhibits attached hereto, constitutes the entire agreement between Landlord and Tenant pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, letters of intent, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements, express or implied, made to either party by the other party in connection with the subject matter hereof except as specifically set forth herein.

(n) No Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installment of Base Rent or any Additional Rent will be other than on account of the earliest stipulated Base Rent and Additional Rent, nor will any endorsement or statement on any check or letter accompanying a check for payment of any Base Rent or Additional Rent be an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or to pursue any other remedy provided in this Lease.

Gross Multi-Tenant	300 Technology Square/Elan Page 33

(o) Landlord Lien Waiver. If Tenant shall lease or finance the acquisition of any specifically enumerated equipment/personal property not paid for in whole or in part by Landlord which Tenant is permitted under this Lease to remove at the expiration or earlier termination of this Lease, Landlord shall, upon written request from Tenant, and at the Tenant’s sole cost and expense, enter into an agreement, utilizing Landlord’s standard form of lien waiver or another form acceptable to Landlord in its reasonable discretion, with Tenant and Tenant’s lender or equipment lessor which agreement shall, among other things, govern the parties’ rights with respect to such specifically enumerated equipment/personal property.

(p) Attorneys’ Fees. If a dispute of any type arises, or an action is filed under this Lease based in contract, tort or equity, or this Lease gives rise to any other legal proceeding between any of the parties hereto, the prevailing party shall be entitled to recover from the losing party reasonable attorneys’ fees, costs and expenses, including, but not limited to, expert witness fees, accounting and engineering fees, and any other professional fees incurred in connection with the prosecution or defense of such action, whether the action is prosecuted to a final judgment. For purposes of this Lease, the terms “attorneys’ fees,” “costs” and “expenses” shall also include the fees and expenses incurred by counsel to the parties hereto for photocopies, duplications, deliveries, postage, telephone and facsimile communications, transcripts of proceedings relating to the action, and all fees billed for law clerks, paralegals, librarians, secretaries and others not admitted to the bar but performing services under the supervision of an attorney. The terms “attorneys’ fees,” “costs” and “expenses” shall also include, without limitation, fees and costs incurred in the following proceedings: (i) mediations; (ii) arbitrations; (iii) bankruptcy proceedings; (iv) appeals; (v) post-judgment motions and collection actions; and (vi) garnishment, levy and debtor examinations. The prevailing party shall also be entitled to reasonable attorneys’ fees and costs after any dismissal of an action.

[Signatures on next page]

Gross Multi-Tenant	300 Technology Square/Elan - Page 34

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

TENANT:

ELAN PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ DOUGLAS LOVE
Its:	Executive Vice President

LANDLORD:

ARE-TECH SQUARE, LLC, a Delaware limited liability company

By:	ARE-MA REGION NO. 31, LLC, a Delaware limited liability company, its manager

	By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership, managing member

		By:	ARE-QRS CORP., a Maryland corporation, general partner

		By:	/s/ ERIC S. JOHNSON
		Name:	Eric S. Johnson
		Title:	Vice President Real Estate Legal Affairs

Gross Multi-Tenant	300 Technology Square/Elan Page 1

EXHIBIT A TO LEASE

DESCRIPTION OF PREMISES

300 Technology Square
3rd Floor

PROJECT UNIT LINE
premises

Gross Multi-Tenant	300 Technology Square/Elan Page 1

EXHIBIT B TO LEASE

DESCRIPTION OF PROJECT

The following parcels of land in Cambridge, Middlesex County, Massachusetts:

The Registered Land shown as Lots 15,16 and 19 on Land Court Plan No. 30711E, Lot 43 on Land Court Plan No. 30711J and Lots 46 and 47 on Land Court Plan No. 30711K, and

The Unregistered Land shown as Area No. 1, Area No. 2, Area No. 3, Area No. 4, Area No. 5, Area No. 6, Area No. 7, Area No. 8 and Area No. 9 on a plan entitled “Plan of Land and Easements, Cambridge, Mass.” Prepared by Raymond C. Pressey, Inc., dated June 1970 and recorded with the Middlesex South Registry of Deeds in Book 11879, Page 393, Plan 852 (A of 2) of 1970.

Excepting therefrom that portion taken by the Cambridge Redevelopment Authority Eminent Domain Taking dated April 12, 1982 and recorded in Book 14590, Page 221 and that portion taken by the Cambridge Redevelopment Authority Eminent Domain Taking dated January 27, 1983 and recorded in Book 14891, Page 556.

Said parcels are also described as Units 100, 200, 300, 400, 500, 600 and 700 of that certain condominium known as the Technology Square Condominium, as set forth in that certain Master Deed dated November 30, 2000, executed by Technology Square LLC, and recorded with the Registry in Book 32159, at Page 490, and registered with the Land Court as Document No. 1158816, under Certificate of Title No. C404, as the same has been amended by that certain Amendment to Master Deed dated May 28, 2002, and recorded with the Registry as Instrument No. 690 on September 6, 2002, and registered with the Land Court as Document No. 1226564, and as the same has been amended by that certain Second Amendment to Master Deed dated as of November 15, 2002, and recorded with the Registry as Instrument No. 1617 on September 23, 2003, and registered with the Land Court as Document No. 1293465.

Together with the benefit of and subject to the following:

1. Terms and provisions of Reciprocal Easement Agreement dated April 18, 2000 by and between Technology Square LLC and the Charles Stark Draper Laboratory, Inc. recorded in Book 31324, Page 262 and filed as Document No. 1137080, as amended by First Amendment to Reciprocal Easement Agreement dated February 6, 2003 recorded in Book 38441, Page 415 and filed as Document No. 1261130, and as amended by Second Amendment to Reciprocal Easement Agreement dated March 26, 2004 recorded in Book 42362, Page 126 and filed as Document No. 1315537.

2. Terms and provisions of Foundation, Grade Beam and Encroachment Agreement dated March 11, 1975, filed as Document No. 531493, as amended by an Amendment to Foundation Grade Beam and Encroachment Agreement, dated September 1, 1976, filed as Document No. 547840, affecting Lots 19 and 20, as affected by Reciprocal Easement Agreement dated April 18, 2000 recorded in Book 31324, Page 262 and filed as Document No. 1137080, as amended by Amendment to Foundation, Grade Beam and Encroachment Agreement, dated September 1, 1976, filed with the Registry District as Document No. 547840, affecting Lots 19 and 20, as affected by the Reciprocal Easement Agreement.

All as affected by Voluntary Withdrawal from Registration filed January 16, 2008 as Document No. 1462980. For title see Deed in Book 42269, Page 372 and Notice of Lease in Book 42269, Page 395.

Major Construction – Tenant Build	300 Technology Square/Elan Page 1

EXHIBIT C TO LEASE

WORK LETTER

THIS WORK LETTER dated                     , 2012 (this “Work Letter”) is made and entered into by and between ARE-TECH SQUARE, LLC, a Delaware limited liability company (“Landlord”), and ELAN PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”), and is attached to and made a part of the Lease dated                      , 2012 (the “Lease”), by and between Landlord and Tenant. Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

1. General Requirements.

(a) Tenant’s Authorized Representative. Tenant designates Rick Smith (“Tenant’s Representative”) as the only person authorized to act for Tenant pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Work Letter unless such Communication is in writing from Tenant’s Representative. Tenant may change Tenant’s Representative at any time upon not less than 5 business days advance written notice to Landlord.

(b) Landlord’s Authorized Representative. Landlord designates Tim White and Michelle Lower (either such individual acting alone, “Landlord’s Representative”) as the only persons authorized to act for Landlord pursuant to this Work Letter. Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Work Letter unless such Communication is in writing from Landlord’s Representative. Landlord may change either Landlord’s Representative at any time upon not less than 5 business days advance written notice to Tenant.

(c) Architects, Consultants and Contractors. Landlord and Tenant hereby acknowledge and agree that the architect (the “TI Architect”) for the Tenant Improvements (as defined in Section 2(a) below), the general contractor and any subcontractors for the Tenant Improvements shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall be named a third party beneficiary of any contract entered into by Tenant with the TI Architect, any consultant, any contractor or any subcontractor, and of any warranty made by any contractor or any subcontractor.

2. Tenant Improvements.

(a) Tenant Improvements Defined. As used herein, “Tenant Improvements” shall mean all improvements to the Premises of a fixed and permanent nature as shown on the TI Construction Drawings, as defined in Section 2(c) below. Other than funding the TI Allowance (as defined below) as provided herein and constructing the Demising Improvements as provided in the Lease, Landlord shall not have any obligation whatsoever with respect to the finishing of the Premises for Tenant’s use and occupancy.

(b) Tenant’s Space Plans. Landlord and Tenant acknowledge and agree that the space plan, scope of work and outline of equipment and materials specifications prepared by the TI Architect attached hereto as Schedule 1 (collectively, Space Plan”) have been approved by both Landlord and Tenant.

(c) Working Drawings. Not later than 45 days following the mutual execution and delivery of the Lease by the parties, Tenant shall cause the TI Architect to prepare and deliver to Landlord for review and comment construction plans, specifications and drawings for the Tenant Improvements (“TI Construction Drawings”), which TI Construction Drawings shall be prepared substantially in accordance with the Space Plan. Tenant shall be solely responsible for ensuring that the TI Construction Drawings

Major Construction – Tenant Build	300 Technology Square/Elan Page 2

reflect Tenant’s requirements for the Tenant Improvements. Landlord shall deliver its written comments on the TI Construction Drawings to Tenant not later than 10 business days after Landlord’s receipt of the same; provided, however, that Landlord may not disapprove any matter that is consistent with the Space Plan. Tenant and the TI Architect shall consider all such comments in good faith and shall, within 10 business days after receipt, notify Landlord how Tenant proposes to respond to such comments. Any disputes in connection with such comments shall be resolved in accordance with Section 2(d) hereof. Provided that the design reflected in the TI Construction Drawings is consistent with the Space Plan, Landlord shall approve the TI Construction Drawings submitted by Tenant. Once approved by Landlord, subject to the provisions of Section 4 below, Tenant shall not materially modify the TI Construction Drawings except as may be reasonably required in connection with the issuance of the TI Permit (as defined in Section 3(a) below).

(d) Approval and Completion. If any dispute regarding the design of the Tenant Improvements is not settled within 10 business days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design of the Tenant Improvements, provided (i) Tenant acts reasonably and such final decision is either consistent with or a compromise between Landlord’s and Tenant’s positions with respect to such dispute, (ii) that all costs and expenses resulting from any such decision by Tenant shall be payable out of the TI Allowance (as defined in Section 5(b) below), and (iii) Tenant’s decision will not affect the base Building, structural components of the Building or any Building Systems. Any changes to the TI Construction Drawings following Landlord’s and Tenant’s approval of same requested by Tenant shall be processed as provided in Section 4 hereof. Notwithstanding anything to the contrary contained herein, Landlord shall have the right to make final decisions, in Landlord’s sole and absolute subjective discretion, with respect to matters concerning the exterior components, site work, façade or other structural components of the Building or any Building System.

3. Performance of the Tenant Improvements.

(a) Commencement and Permitting of the Tenant Improvements. Tenant shall commence construction of the Tenant Improvements upon obtaining and delivering to Landlord a building permit (the “TI Permit”) authorizing the construction of the Tenant Improvements consistent with the TI Construction Drawings approved by Landlord. The cost of obtaining the TI Permit shall be payable from the TI Allowance. Landlord shall assist Tenant in obtaining the TI Permit. Prior to the commencement of the Tenant Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors (including the TI Architect), and certificates of insurance from any contractor performing any part of the Tenant Improvement evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance. Tenant shall cause the general contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the general contractor’s liability coverages required above.

(b) Selection of Materials, Etc. Where more than one type of material or structure is indicated on the TI Construction Drawings approved by Tenant and Landlord, the option will be within Tenant’s reasonable discretion if the matter concerns the Tenant Improvements, and within Landlord’s sole and absolute subjective discretion if the matter concerns the structural components of the Building or materially affects the operation of, or maintenance requirements associated with, any Building System.

(c) Tenant Liability. Tenant shall be responsible for correcting any deficiencies or defects in the Tenant Improvements.

(d) Substantial Completion. Tenant shall substantially complete or cause to be substantially completed the Tenant Improvements in a good and workmanlike manner, in accordance with the TI Permit subject, in each case, to Minor Variations and normal “punch list” items of a non-material nature which do not interfere with the use of the Premises (“Substantial Completion” or “Substantially Complete”). Upon Substantial Completion of the Tenant Improvements, Tenant shall require the TI

Major Construction – Tenant Build	300 Technology Square/Elan Page 3

Architect and the general contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion in the form of the American Institute of Architects (“AIA”) document G704. For purposes of this Work Letter, “Minor Variations” shall mean any modifications reasonably required: (i) to comply with all applicable Legal Requirements and/or to obtain or to comply with any required permit (including the TI Permit); (ii) to comport with good design, engineering, and construction practices which are not material; or (iii) to make reasonable adjustments for field deviations or conditions encountered during the construction of the Tenant Improvements.

4. Changes. Any material changes requested by Tenant to the Tenant Improvements after the approval by Landlord of the TI Construction Drawings, shall be requested and instituted in accordance with the provisions of this Section 4 and shall be subject to the written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

(a) Tenant’s Right to Request Changes. If Tenant shall request changes (“Changes”), Tenant shall request such Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any such Change. Such Change Request must be signed by Tenant’s Representative. Landlord shall review and approve or disapprove such Change Request within 10 business days thereafter, provided that Landlord’s approval shall not be unreasonably withheld, conditioned or delayed.

(b) Implementation of Changes. If Landlord approves such Change, Tenant may cause the approved Change to be instituted. If any TI Permit modification or change is required as a result of such Change, Tenant shall promptly provide Landlord with a copy of such TI Permit modification or change.

5. Costs.

(a) Budget For Tenant Improvements. Before the commencement of construction of the Tenant Improvements, Tenant shall obtain a detailed breakdown, by trade, of the costs incurred or that will be incurred, in connection with the design and construction of the Tenant Improvements (the “Budget”) and a schedule for Tenant’s performance and completion of the Tenant Improvements (the “Schedule”), and shall deliver a copy of each of the Budget and Schedule to Landlord for Landlord’s approval, which shall not be unreasonably withheld or delayed. The Budget shall be based upon the TI Construction Drawings approved by Landlord

(b) TI Allowance. Landlord shall provide to Tenant a tenant improvement allowance (“TI Allowance”) of $40.00 per rentable square foot of the Premises. The TI Allowance shall be disbursed in accordance with this Work Letter.

Tenant shall have no right to the use or benefit (including any reduction to Base Rent) of any portion of the TI Allowance not required for the construction of (i) the Tenant Improvements described in the TI Construction Drawings approved pursuant to Section 2(d) or (ii) any Changes pursuant to Section 4. Tenant shall have no right to any portion of the TI Allowance that is not disbursed before the last day of the month that is 18 months after the Commencement Date.

(c) Costs Includable. The TI Allowance shall be used solely for the payment of design, permits and construction costs in connection with the construction of the Tenant Improvements, including, without limitation, the cost of electrical power and other utilities used in connection with the construction of the Tenant Improvements, the cost of preparing the Space Plan and the TI Construction Drawings, all costs set forth in the Budget (including Tenant’s voice and data cabling) and the cost of Changes (collectively, “TI Costs”). Tenant shall have no obligation to pay Landlord and no portion of the TI Allowance will be applied or deducted on account of any coordination, overhead or contractor supervisions fees in connection with the Tenant Improvements. Notwithstanding anything to the contrary contained herein, the TI Allowance shall not be used to purchase any furniture, personal property or other

Major Construction – Tenant Build	300 Technology Square/Elan Page 4

non-Building system materials or equipment; provided, however, that Tenant shall have the right to use a portion of the TI Allowance reasonably acceptable to Landlord for Tenant’s voice and data cabling.

(d) Excess TI Costs. Landlord shall have no obligation to bear any portion of the cost of any of the Tenant Improvements except to the extent of the TI Allowance. Notwithstanding anything to the contrary set forth in this Section 5(d), Tenant shall be fully and solely liable for TI Costs and the cost of Minor Variations in excess of the TI Allowance.

(e) Payment for TI Costs. During the course of design and construction of the Tenant Improvements, Landlord shall reimburse Tenant on a pro rata basis a percentage of the TI Costs (equal to the percentage that the TI Allowance bears to the total Budget, as the same may be amended from time to time) up to the amount of the TI Allowance actually incurred by Tenant once a month against a draw request in Landlord’s standard form, containing evidence of payment of such TI Costs by Tenant and such certifications, lien waivers (including a conditional lien release for each progress payment and unconditional lien releases for the prior month’s progress payments), inspection reports and other matters as Landlord customarily obtains, to the extent of Landlord’s approval thereof for payment, no later than 30 days following receipt of such draw request. Upon completion of the Tenant Improvements (and prior to any final disbursement of the TI Allowance), Tenant shall deliver to Landlord: (i) sworn statements setting forth the names of all contractors and first tier subcontractors who did the work and final, unconditional lien waivers from all such contractors and first tier subcontractors; (ii) as-built plans (one copy in print format and two copies in electronic CAD format) for such Tenant Improvements; (iii) a certification of substantial completion in Form AIA G704, (iv) a certificate of occupancy for the Premises; and (v) copies of all operation and maintenance manuals and warranties affecting the Premises.

6. Miscellaneous.

(a) Consents. Whenever consent or approval of either party is required under this Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth herein to the contrary.

(q) Modification. No modification, waiver or amendment of this Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.

Major Construction – Tenant Build	300 Technology Square/Elan Page 5

Schedule 1

Space Plan

Schedule 1
Space Plan

NELSON
élan
CONSTRUCTION PLAN LEGEND:
3RD FLOOR PLAN
A1-1

Acknowledgment of Commencement Date	300 Technology Square/Elan Page 1

EXHIBIT D TO LEASE

ACKNOWLEDGMENT OF COMMENCEMENT DATE

This ACKNOWLEDGMENT OF COMMENCEMENT DATE is made as of this      day of             ,         , between ARE-TECH SQUARE, LLC, a Delaware limited liability company (“Landlord”), and ELAN PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”), and is attached to and made a part of the Lease dated as of             ,          (the “Lease”), by and between Landlord and Tenant. Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

Landlord and Tenant hereby acknowledge and agree, for all purposes of the Lease, that the Commencement Date of the Base Term of the Lease is             ,         , the Rent Commencement Date is             ,          and the expiration date of the Base Term of the Lease shall be midnight on             ,         . In case of a conflict between the terms of the Lease and the terms of this Acknowledgment of Commencement Date, this Acknowledgment of Commencement Date shall control for all purposes.

IN WITNESS WHEREOF, Landlord and Tenant have executed this ACKNOWLEDGMENT OF COMMENCEMENT DATE to be effective on the date first above written.

TENANT:

ELAN PHARMACEUTICALS, INC., a Delaware corporation

By:
Its:

LANDLORD:

ARE-TECH SQUARE, LLC, a Delaware limited liability company

By:	ARE-MA REGION NO. 31, LLC, a Delaware limited liability company, its manager

	By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership, managing member

		By:	ARE-QRS CORP., a Maryland corporation, general partner

By:
Name:
Title:

Rules and Regulations	300 Technology Square/Elan Page 1

EXHIBIT E TO LEASE

Rules and Regulations

1. The sidewalk, entries, and driveways of the Project shall not be obstructed by Tenant, or any Tenant Party, or used by them for any purpose other than ingress and egress to and from the Premises.

2. Tenant shall not place any objects, including antennas, outdoor furniture, etc., in the parking areas, landscaped areas or other areas outside of its Premises, or on the roof of the Project.

3. Except for animals assisting the disabled, no animals shall be allowed in the Premises, offices, halls, or corridors in the Project.

4. Tenant shall not disturb the occupants of the Project or adjoining buildings by the use of any radio or musical instrument or by the making of loud or improper noises.

5. If Tenant desires telegraphic, telephonic or other electric connections in the Premises, Landlord or its agent will direct the electrician as to where and how the wires may be introduced; and, without such direction, no boring or cutting of wires will be permitted. Any such installation or connection shall be made at Tenant’s expense.

6. Tenant shall not install or operate any steam or gas engine or boiler, or other mechanical apparatus in the Premises, except as specifically approved in the Lease. The use of oil, gas or inflammable liquids for heating, lighting or any other purpose is expressly prohibited. Explosives or other articles deemed extra hazardous shall not be brought into the Project.

7. Parking any type of recreational vehicles is specifically prohibited on or about the Project. Except for the overnight parking of operative vehicles, no vehicle of any type shall be stored in the parking areas at any time. In the event that a vehicle is disabled, it shall be removed within 48 hours. There shall be no “For Sale” or other advertising signs on or about any parked vehicle. All vehicles shall be parked in the designated parking areas in conformity with all signs and other markings. All parking will be open parking, and no reserved parking, numbering or lettering of individual spaces will be permitted except as specified by Landlord.

8. Tenant shall maintain the Premises free from rodents, insects and other pests.

9. Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs or who shall in any manner do any act in violation of the Rules and Regulations of the Project.

10. Tenant shall not cause any unnecessary labor by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness. Landlord shall not be responsible to Tenant for any loss of property on the Premises, however occurring, or for any damage done to the effects of Tenant by the janitors or any other employee or person.

11. Tenant shall give Landlord prompt notice of any defects in the water, lawn sprinkler, sewage, gas pipes, electrical lights and fixtures, heating apparatus, or any other service equipment affecting the Premises.

12. Tenant shall not permit storage outside the Premises, including without limitation, outside storage of trucks and other vehicles, or dumping of waste or refuse or permit any harmful materials to be placed in any drainage system or sanitary system in or about the Premises.

Rules and Regulations	300 Technology Square/Elan Page 2

13. All moveable trash receptacles provided by the trash disposal firm for the Premises must be kept in the trash enclosure areas, if any, provided for that purpose.

14. No auction, public or private, will be permitted on the Premises or the Project.

15. No awnings shall be placed over the windows in the Premises except with the prior written consent of Landlord.

The Premises shall not be used for lodging, sleeping or cooking or for any immoral or illegal purposes or for any purpose other than that specified in the Lease; provided, however that cooking shall be permitted in a kitchen or employee break room. No gaming devices shall be operated in the Premises.

16. Tenant shall ascertain from Landlord the maximum amount of electrical current which can safely be used in the Premises, taking into account the capacity of the electrical wiring in the Project and the Premises and the needs of other tenants, and shall not use more than such safe capacity. Landlord’s consent to the installation of electric equipment shall not relieve Tenant from the obligation not to use more electricity than such safe capacity.

17. Tenant assumes full responsibility for protecting the Premises from theft, robbery and pilferage.

18. Tenant shall not install or operate on the Premises any machinery or mechanical devices of a nature not directly related to Tenant’s ordinary use of the Premises and shall keep all such machinery free of vibration, noise and air waves which may be transmitted beyond the Premises.

300 Technology Square/Elan

EXHIBIT F TO LEASE

TENANT’S PERSONAL PROPERTY

None.

300 Technology Square/Elan

EXHIBIT G TO LEASE

DEMISING IMPROVEMENTS

Exhibit G
Demising Improvements

Doors by Elan
ALEXANDRIA
RICHMOND
AHA
A-1

300 Technology Square/Elan

EXHIBIT H TO LEASE

SERVICES

TECHNOLOGY SQUARE

CLEANING SPECIFICATIONS

Main Entrance & Lobbies

Daily:

•	Dry mop all tile and hard surface flooring.

•	Completely wash all glass doors with glass squeeze, inside and out.

•	Clean all door frames and door tracks.

•	Wipe all glass sills and other horizontal surfaces.

•	Spot clean walls where needed.

•	Empty all trash containers and replace liners (to be furnished by customer).

•	Sweep and wash floor (where applicable).

•	Spot clean carpet.

•	Vacuum all carpet.

300 Technology Square/Elan

Weekly:

•	Wipe all high reach areas

•	Polish all door tracks

•	Buff tile floors where applicable

•	Wipe all wall picture frames as well as all furniture.

Monthly

•	Shampoo carpets

Elevators

Daily:

•	Completely clean inside and outside of cab

•	Spot clean ceiling

•	Spot clean carpet

•	Polish all stainless steel

•	Spot clean wood, removing all prints and dirt where needed.

•	Vacuum all door tracks

•	Vacuum carpet / floors

•	Wash floor

Weekly:

•	Polish all elevator tracks

300 Technology Square/Elan

Monthly:

•	Shampoo carpet as needed

•	Clean ceiling vents

Hallways

Daily:

•	Empty all trash and replace liners where applicable (liners to be provided by customer)

•	Spot clean carpet where needed

•	Wipe all horizontal surfaces

•	Spot clean walls, doors and door frames

•	Clean all glass

•	Wipe all hand rails

•	Vacuum / sweep and wash floors

•	Vacuum all carpets

•	Completely clean all directories.

Weekly:

•	Wipe all high reach areas

•	Edge vacuum all carpet

•	Wipe tops of light fixtures in stairways

•	Wipe all wall picture frames and other wall ornaments

300 Technology Square/Elan

Quarterly:

•	Clean all ceiling vents

•	Shampoo all carpeted areas.

Office areas

Daily:

•	Empty all trash containers and replace liners as needed (liners to be supplied by customer)

•	Spot clean all horizontal surfaces.

•	Spot clean all interior glass.

•	Spot clean all light switches, walls, doors and door frames.

•	Wipe all horizontal surfaces within normal reach.

•	Spot clean carpets.

•	Sweep / vacuum and wash floors.

•	Vacuum all carpeted areas.

Weekly:

•	Wipe all wall picture frames.

•	Wipe all high to reach areas.

Monthly:

•	Dust all ceiling vents.

300 Technology Square/Elan

Bathrooms

Daily:

•	Empty all wastebaskets and replace liners (to be provided by customer)

•	Replace all paper products (to be supplied by customer)

•	Clean all mirrors

•	Clean all bright work and stainless steel

•	Spot clean walls and partitions

•	Clean all counters and sinks

•	Clean all toilet bowels and urinals

•	Sweep and wash all floors

Weekly:

•	Dust tops of partitions

•	Flush floor drains with water and disinfectant to prevent bad odors

Monthly:

•	Completely wash down all walls, doors and partitions

Quarterly:

•	Clean all ceiling vents

•	Machine scrub all floors.

300 Technology Square/Elan

Cafeteria & Kitchenettes

Daily:

•	Empty all trash containers and replace liners.

•	Clean all counter tops and sinks.

•	Wash walls and cabinets.

•	Clean all bright work.

•	Sweep and wash floors.

•	Spot clean carpets as needed.

•	Vacuum carpets.

Stairways

Daily:

•	Walk all stairways, pick up loose trash and spot clean where necessary

•	Report any maintenance issues to Facilities Manager

300 Technology Square/Elan

Loading Docks / Compactor Areas

Daily:

•	Sweeping

Sweep clean, (using treated dust mops) resilient hard surface flooring. Maintain loading docks and compactor areas in a clean and sanitary condition.

•	Compactor Operation

Compactors to be kept locked, and all personnel with keys must be trained in their proper use. Training of all persons operating compactor will be arranged by Property Manager. When compactor is removed for dumping, area underneath it shall be swept, hosed and sanitized. Inspect compactor daily during use and report to Property Manager if rubbish removal contractor has caused any damage to compactor or failed to maintain cleanliness during rubbish removal.

Trash Removal Operations

Campus maintains 3 compactors, located at 300 & 400 Technology Square for regular trash pick up, and 100 Technology Square surface lot for a cardboard compactor. Each building maintains rolling bins for white paper recycling. Buildings 200 & 500 use rolling bins for regular trash that arc brought to the 300 loading dock compactor from 200 and the 400 loading dock compactor from 500. 600 Technology Square uses rolling bins that are picked up from the interior loading dock on the first floor

300 Technology Square/Elan

EXHIBIT I TO LEASE

SIGNAGE

Exhibit I
Signage

élan
PROPOSED LOCATION
OF TENANT SIGNAGE
EXTENT OF ELEVATOR LOBBY

MAIN ENTRY DOOR SIGNAGE

REVISED 04/18/12

élan

BACK ENTRY DOOR SIGNAGE

04/13/12

300 Technology Square/Elan

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “First Amendment”) is made as of November 21, 2012, by and between ARE-TECH SQUARE, LLC, a Delaware limited liability company (“Landlord”), and ELAN PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant are now parties to that certain Lease Agreement dated as of May 16, 2012 (the “Lease”). Pursuant to the Lease, Tenant leases certain premises consisting of approximately 9,294 rentable square feet of space (“Original Premises”) in a building located at 300 Technology Square, Cambridge, Massachusetts (“Building”). The Original Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B. The “Commencement Date” of the Lease was May 18, 2012, the “Rent Commencement Date” of the Lease was August 18, 2012, and the expiration date of the Lease is August 31, 2017 (“Expiration Date”).

C. Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, (i) extend the Base Term of the Lease, and (ii) expand the size of the Original Premises by adding approximately 2,536 rentable square feet of space on the third floor of the Building.

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	Expansion Premises. In addition to the Original Premises, commencing on the Expansion Premises Commencement Date (as defined below), Landlord leases to Tenant, and Tenant leases from Landlord, that certain portion of the third floor of the Building, containing approximately 2,536 rentable square feet, as shown on Exhibit A attached hereto (the “Expansion Premises”).

2.	Delivery. Landlord delivered (“Delivery” or “Deliver”) the Expansion Premises and Tenant has been using, with Landlord approval and without obligation to pay Base Rent or Operating Expenses, the Expansion Premises for the storage of construction materials prior to the date of this Agreement. As of the date of this First Amendment, Tenant may commence Tenant’s Work under the Expansion Premises Work Letter attached hereto as Exhibit B. As used herein, the term “Tenant’s Work” shall have the meaning set forth for such term in the Expansion Premises Work Letter.

The “Expansion Premises Commencement Date” shall be the date of this First Amendment. The “Expansion Premises Rent Commencement Date” shall be February 1, 2013. Upon request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Expansion Premises Commencement Date, the Expansion Premises Rent Commencement Date and the expiration date of the Lease in a form substantially similar to the form of the “Acknowledgement of Commencement Date” attached to the Lease as Exhibit D; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder.

Except as set forth in the Expansion Premises Work Letter and in the Lease: (i) Tenant shall accept the Expansion Premises in their condition as of the Expansion Premises Commencement Date, subject to all applicable Legal Requirements; (ii) Landlord shall have no obligation for any defects in the Expansion Premises; and (iii) Tenant’s taking possession of the Expansion

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Premises shall be conclusive evidence that Tenant accepts the Expansion Premises and that the Expansion Premises were in good condition at the time possession was taken.

Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Expansion Premises, and/or the suitability of the Expansion Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Expansion Premises are suitable for the Permitted Use.

3.	Definition of Premises. Commencing on the Expansion Premises Commencement Date, the defined term “Premises” on Page 1 of the Lease is deleted in its entirety and replaced with the following:

“Premises: That portion of the third floor of the Building containing approximately 11,830 rentable square feet, consisting of (i) approximately 9,294 rentable square feet (“Original Premises”), and (ii) approximately 2,536 rentable square feet (“Expansion Premises”), all as determined by Landlord, as shown on Exhibit A.”

Exhibit A attached to the Lease is hereby amended to include Exhibit A attached to this First Amendment.

4.	Base Rent. Commencing on the date of this First Amendment, the defined term “Base Rent” on Page 1 of the Lease is deleted in its entirety and replaced with the following:

“Base Rent:	8/18/12 – 8/31/13:	$54.00 per rsf per year
	9/1/13 – 8/31/14:	$55.00 per rsf per year
	9/1/14 – 8/31/15:	$56.00 per rsf per year
	9/1/15 – 8/31/16:	$57.00 per rsf per year
	9/1/16 – 8/31/17:	$58.00 per rsf per year
	9/1/17 – Expiration Date:	$59.00 per rsf per year”

Commencing on the Expansion Rent Premises Commencement Date and continuing through the Expiration Date, Tenant shall pay Base Rent per square foot of the Expansion Premises in an amount equal to the per square foot amount of Base Rent payable for the Original Premises, as adjusted pursuant to the schedule set forth above. Tenant shall have no obligation to pay Base Rent for the Expansion Premises prior to the Expansion Premises Rent Commencement Date.

5.	Tenant’s Share of Operating Expenses. Commencing on the Expansion Premises Commencement Date, the defined term “Tenant’s Share of Operating Expenses” on page 1 of the Lease is deleted in its entirety and replaced with the following:

“Tenant’s Share of Operating Expenses: 6.74%”

6.	Base Term. Commencing on the Expansion Premises Commencement Date, the defined term “Base Term” on Page 1 of the Lease is deleted in its entirety and replaced with the following:

“Base Term: Beginning (i) on the Commencement Date with respect to the Original Premises, and (ii) on the Expansion Premises Commencement Date with respect to the Expansion Premises, and ending with respect to the entire Premises on January 31, 2018 (“Expiration Date”).”

7.	Rentable Area of Premises. Commencing on the Expansion Premises Commencement Date, the defined term “Rentable Area of Premises” on page 1 of the Lease is deleted in its entirety and replaced with the following:

300 Technology Square/Elan

“Rentable Area of Premises: 11,830 sq. ft.”

8.	Parking. Commencing on the Expansion Premises Rent Commencement Date, subject to the terms and conditions of Section 10 of the Lease, including without limitation the payment of Additional Rent as provided in Section 10 of the Lease, Landlord shall make available to Tenant an additional 4 parking spaces in the Technology Square Parking Garage (“Additional Spaces”). Commencing on the Expansion Premises Rent Commencement Date, and continuing thereafter during the Term, Tenant shall be required to pay for 2 of the Additional Spaces made available to Tenant (“Required Additional Spaces”). Tenant shall notify Landlord prior to the Expansion Premises Rent Commencement Date how many of the Additional Space in addition to the Required Additional Spaces Tenant elects to initially use under the Lease and Tenant shall give Landlord 30 days’ notice following the Expansion Premises Rent Commencement Date if it wishes to use additional Additional Spaces during the Term, up to 2 Additional Spaces in the aggregate.

9.	Right to Expand.

a. Expansion in the Building. Tenant shall have the one-time right, but not the obligation, to expand the Premises (the “Expansion Right”) to include any Expansion Space in the Building; upon the terms and conditions in this Section. For purposes of this Section 9(a), “Expansion Space” shall mean the balance of the third floor of the Building which is not occupied by an existing tenant or which is occupied by a tenant whose lease is expiring within 6 months or less and such then-current tenant does not wish to renew (whether or not such tenant has a right to renew) its occupancy of such space. If there is any Expansion Space, Landlord shall promptly deliver to Tenant written notice (the “Expansion Notice”) of such Expansion Space (“Identified Space”), together with the terms and conditions on which Landlord is prepared to lease Tenant such Identified Space, which shall include Landlord’s proposal of the Market Rate for the Identified Space. Tenant shall be entitled to exercise its right under this Section 9(a) only with respect to the entire Identified Space described in such Expansion Notice. Tenant shall have 10 business days following delivery of the Expansion Notice to deliver to Landlord written notification of Tenant’s exercise of the Expansion Right (“Exercise Notice”). The term of the Lease for the Identified Space will be coterminous with the Base Term, as the same may be extended. If less than three (3) years remain on the Base Term, as may be extended, at the time of Tenant’s Exercise Notice, then (i) the lease term for the Identified Space shall be three (3) years, (ii) the Base Term will be extended by the length of time necessary to be coterminous with the lease term for the Identified Space (such extended portion of the Base Term being called the “Stub Term”), and (iii) Base Rent for the Premises for the Stub Term shall equal the Base Rent on a per rentable square foot basis for the Identified Space for such period as determined in accordance with this Section 9. Tenant’s Exercise Notice may, at Tenant’s election, contain an objection to Landlord’s proposal of Market Rate for the Identified Space, in which case, for a period of thirty (30) days thereafter (the “Expansion Rent Negotiation Period”) the parties shall attempt in good faith to determine the Market Rate for the Identified Space; and if Landlord and Tenant are unable in good faith to agree, in their respective sole discretion, upon a mutually satisfactory Market Rate by the expiration of the Expansion Rent Negotiation Period, then the Market Rate will be determined in accordance with the arbitration method as described in Section 39(b) of the Lease with the phrase “Expansion Proposal” being substituted for the phrase “Extension Proposal” therein. Notwithstanding anything to the contrary contained herein, Tenant shall have no right to exercise the Expansion Right and the provisions of this Section 9(a) shall no longer apply after the date that is 9 months prior to the expiration of the Base Term if Tenant has not exercised its Extension Right pursuant to Section 39 of the Lease. Tenant’s failure to deliver an Exercise Notice to Landlord shall be deemed to be an election by Tenant not to exercise Tenant’s Expansion Right with respect to the Identified Space, in which case Landlord shall have the right to lease the Identified Space to any third party on any terms and conditions acceptable to Landlord and Tenant’s Expansion Right shall survive only with respect to any remaining Expansion Space not identified at that time or previously as Identified Space.

300 Technology Square/Elan

For purposes of clarification, if the Base Term is extended pursuant to the above provisions of this Section 9(a) for a Stub Term, then the extension right provided for under Section 39 of the Lease shall apply with full force and effect at the end of the Stub Term with respect to the entire Premises.

b. Amended Lease. If: (i) Tenant fails to timely deliver notice accepting the terms of an Expansion Notice, or (ii) after the expiration of a period of 10 business days after Landlord’s delivery to Tenant of a proposed amendment to this Lease, no lease amendment or lease agreement for the Identified Space has been executed, Tenant shall be deemed to have forever waived its right to lease such Identified Space. Notwithstanding anything to the contrary contained herein, if the Market Rate for the Identified Space has not been determined at the time the parties enter into an amendment, the parties shall subsequently enter into a second amendment confirming the Market Rate for the Identified Space once such Market Rate has been determined.

c. Exceptions. Notwithstanding the above, the Expansion Right shall, at Landlord’s option, not be in effect and may not be exercised by Tenant:

(i) during any period of time that Tenant is in Default under any provision of the Lease; or

(ii) if Tenant has been in Default under any provision of the Lease 3 or more times, whether or not the Defaults are cured, during the 12 month period prior to the date on which Tenant seeks to exercise the Expansion Right.

d. Termination. The Expansion Right shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Expansion Right if, after such exercise, but prior to the commencement date of the lease of such Expansion Space, (i) Tenant fails to timely cure any default by Tenant under the Lease (following applicable notice and cure periods); or (ii) Tenant has Defaulted 3 or more times during the period from the date of the exercise of the Expansion Right to the date of the commencement of the lease of the Expansion Space, whether or not such Defaults are cured.

e. Rights Personal. Expansion Rights are personal to Tenant and are not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease, except that they may be assigned in connection with any Permitted Assignment of this Lease.

f. No Extensions. The period of time within which any Expansion Rights may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Expansion Rights.

10.	Utilities. As part of the Tenant Improvements under the Expansion Premises Work Letter, Tenant shall cause the Expansion Premises to be separately metered or submetered for electricity and, commencing on the date of Tenant’s installation of such meter or submeter which shall occur prior to the Expansion Premises Rent Commencement Date, Tenant shall pay for electricity consumed in the Expansion Premises based on such meter or submeter in accordance with the terms of Section 11 of the Lease.

11.

Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this First Amendment and that no Broker brought about this transaction, other than CB Richard Ellis/New England and Cushman & Wakefield of Massachusetts. Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any

300 Technology Square/Elan

Broker other than the Brokers named herein claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.

12.	Miscellaneous.

a. This First Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This First Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b. This First Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.

c. This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this First Amendment attached thereto.

d. Except as amended and/or modified by this First Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this First Amendment. In the event of any conflict between the provisions of this First Amendment and the provisions of the Lease, the provisions of this First Amendment shall prevail. Whether or not specifically amended by this First Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this First Amendment.

300 Technology Square/Elan

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first above written.

TENANT:

ELAN PHARMACEUTICALS, INC.,

a Delaware corporation

By:	/s/ ALAN CAMPION

Title:	Treasurer and CFO

LANDLORD:

ARE-TECH SQUARE, LLC,
a Delaware limited liability company

By:	ARE-MA REGION NO. 31, LLC,
a Delaware limited liability company,
its manager

	By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership,
managing member

	By:	ARE-QRS CORP.,
a Maryland corporation,
general partner

		By:	/s/ ERIC S. JOHNSON
		Name:	Eric S. Johnson
		Title:	Vice President Real Estate Legal Affairs

300 Technology Square/Elan

EXHIBIT A

The Expansion Premises

A-1

300 Technology Square/Elan

EXHIBIT B

Expansion Premises Work Letter

THIS EXPANSION PREMISES WORK LETTER dated November     , 2012 (this “Expansion Premises Work Letter”) is made and entered into by and between ARE-TECH SQUARE, LLC, a Delaware limited liability company (“Landlord”), and ELAN PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”), and is attached to and made a part of the Lease dated May 16, 2012, as amended by that certain First Amendment to Lease of even date herewith (“First Amendment”)(as amended, the “Lease”), by and between Landlord and Tenant. Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

7. General Requirements.

(a) Tenant’s Authorized Representative. Tenant designates Rick Smith (“Tenant’s Representative”) as the only person authorized to act for Tenant pursuant to this Expansion Premises Work Letter. Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Expansion Premises Work Letter unless such Communication is in writing from Tenant’s Representative. Tenant may change Tenant’s Representative at any time upon not less than 5 business days advance written notice to Landlord.

(b) Landlord’s Authorized Representative. Landlord designates Tim White and Michelle Lower (either such individual acting alone, “Landlord’s Representative”) as the only persons authorized to act for Landlord pursuant to this Expansion Premises Work Letter. Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Expansion Premises Work Letter unless such Communication is in writing from Landlord’s Representative. Landlord may change either Landlord’s Representative at any time upon not less than 5 business days advance written notice to Tenant.

(c) Architects, Consultants and Contractors. Landlord and Tenant hereby acknowledge and agree that the architect (the “TI Architect”) for the Tenant Improvements (as defined in Section 2(a) below), the general contractor and any subcontractors for the Tenant Improvements shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall be named a third party beneficiary of any contract entered into by Tenant with the TI Architect, any consultant, any contractor or any subcontractor, and of any warranty made by any contractor or any subcontractor.

8. Tenant Improvements.

(a) Tenant Improvements Defined. As used herein, “Tenant Improvements” shall mean all improvements to the Expansion Premises of a fixed and permanent nature as shown on the TI Construction Drawings, as defined in Section 2(c) below. Other than funding the TI Allowance (as defined below) as provided herein and constructing the Demising Improvements as provided in the Lease, Landlord shall not have any obligation whatsoever with respect to the finishing of the Expansion Premises for Tenant’s use and occupancy.

(b) Tenant’s Space Plans. Tenant shall deliver to Landlord schematic drawings and outline specifications (the “Space Plan”) detailing Tenant’s requirements for the Tenant Improvements within 10 days of the date hereof. Not more than 10 days thereafter, Landlord shall deliver to Tenant the written objections, questions or comments of Landlord and the TI Architect with regard to the Space Plan. Tenant shall cause the Space Plan to be revised to address such written comments and shall resubmit

300 Technology Square/Elan

said drawings to Landlord for approval within 10 days thereafter. Such process shall continue until Landlord has approved the Space Plans.

(c) Working Drawings. Not later than 30 days following the mutual execution and delivery of the First Amendment by the parties, Tenant shall cause the TI Architect to prepare and deliver to Landlord for review and comment construction plans, specifications and drawings for the Tenant Improvements (“TI Construction Drawings”), which TI Construction Drawings shall be prepared substantially in accordance with the Space Plan. Tenant shall be solely responsible for ensuring that the TI Construction Drawings reflect Tenant’s requirements for the Tenant Improvements. Landlord shall deliver its written comments on the TI Construction Drawings to Tenant not later than 10 business days after Landlord’s receipt of the same; provided, however, that Landlord may not disapprove any matter that is consistent with the Space Plan. Tenant and the TI Architect shall consider all such comments in good faith and shall, within 10 business days after receipt, notify Landlord how Tenant proposes to respond to such comments. Any disputes in connection with such comments shall be resolved in accordance with Section 2(d) hereof. Provided that the design reflected in the TI Construction Drawings is consistent with the Space Plan, Landlord shall approve the TI Construction Drawings submitted by Tenant. Once approved by Landlord, subject to the provisions of Section 4 below, Tenant shall not materially modify the TI Construction Drawings except as may be reasonably required in connection with the issuance of the TI Permit (as defined in Section 3(a) below).

(d) Approval and Completion. If any dispute regarding the design of the Tenant Improvements is not settled within 10 business days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design of the Tenant Improvements, provided (i) Tenant acts reasonably and such final decision is either consistent with or a compromise between Landlord’s and Tenant’s positions with respect to such dispute, (ii) that all costs and expenses resulting from any such decision by Tenant shall be payable out of the TI Allowance (as defined in Section 5(b) below), and (iii) Tenant’s decision will not affect the base Building, structural components of the Building or any Building Systems. Any changes to the TI Construction Drawings following Landlord’s and Tenant’s approval of same requested by Tenant shall be processed as provided in Section 4 hereof. Notwithstanding anything to the contrary contained herein, Landlord shall have the right to make final decisions, in Landlord’s sole and absolute subjective discretion, with respect to matters concerning the exterior components, site work, façade or other structural components of the Building or any Building System.

9. Performance of the Tenant Improvements.

(a) Commencement and Permitting of the Tenant Improvements. Tenant shall commence construction of the Tenant Improvements upon obtaining and delivering to Landlord a building permit (the “TI Permit”) authorizing the construction of the Tenant Improvements consistent with the TI Construction Drawings approved by Landlord. The cost of obtaining the TI Permit shall be payable from the TI Allowance. Landlord shall assist Tenant in obtaining the TI Permit. Prior to the commencement of the Tenant Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors (including the TI Architect), and certificates of insurance from any contractor performing any part of the Tenant Improvement evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance. Tenant shall cause the general contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the general contractor’s liability coverages required above.

(b) Selection of Materials, Etc. Where more than one type of material or structure is indicated on the TI Construction Drawings approved by Tenant and Landlord, the option will be within Tenant’s reasonable discretion if the matter concerns the Tenant Improvements, and within Landlord’s sole and absolute subjective discretion if the matter concerns the structural components of the Building or materially affects the operation of, or maintenance requirements associated with, any Building System.

300 Technology Square/Elan

(c) Tenant Liability. Tenant shall be responsible for correcting any deficiencies or defects in the Tenant Improvements.

(d) Substantial Completion. Tenant shall substantially complete or cause to be substantially completed the Tenant Improvements in a good and workmanlike manner, in accordance with the TI Permit subject, in each case, to Minor Variations and normal “punch list” items of a non-material nature which do not interfere with the use of the Expansion Premises (“Substantial Completion” or “Substantially Complete”). Upon Substantial Completion of the Tenant Improvements, Tenant shall require the TI Architect and the general contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion in the form of the American Institute of Architects (“AIA”) document G704. For purposes of this Expansion Premises Work Letter, “Minor Variations” shall mean any modifications reasonably required: (i) to comply with all applicable Legal Requirements and/or to obtain or to comply with any required permit (including the TI Permit); (ii) to comport with good design, engineering, and construction practices which are not material; or (iii) to make reasonable adjustments for field deviations or conditions encountered during the construction of the Tenant Improvements.

10. Changes. Any material changes requested by Tenant to the Tenant Improvements after the approval by Landlord of the TI Construction Drawings, shall be requested and instituted in accordance with the provisions of this Section 4 and shall be subject to the written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

(a) Tenant’s Right to Request Changes. If Tenant shall request changes (“Changes”), Tenant shall request such Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any such Change. Such Change Request must be signed by Tenant’s Representative. Landlord shall review and approve or disapprove such Change Request within 10 business days thereafter, provided that Landlord’s approval shall not be unreasonably withheld, conditioned or delayed.

(b) Implementation of Changes. If Landlord approves such Change, Tenant may cause the approved Change to be instituted. If any TI Permit modification or change is required as a result of such Change, Tenant shall promptly provide Landlord with a copy of such TI Permit modification or change.

11. Costs.

(a) Budget For Tenant Improvements. Before the commencement of construction of the Tenant Improvements, Tenant shall obtain a detailed breakdown, by trade, of the costs incurred or that will be incurred, in connection with the design and construction of the Tenant Improvements (the “Budget”) and a schedule for Tenant’s performance and completion of the Tenant Improvements (the “Schedule”), and shall deliver a copy of each of the Budget and Schedule to Landlord for Landlord’s approval, which shall not be unreasonably withheld or delayed. The Budget shall be based upon the TI Construction Drawings approved by Landlord

(b) TI Allowance. Landlord shall provide to Tenant a tenant improvement allowance (“TI Allowance”) of $40.00 per rentable square foot of the Expansion Premises. The TI Allowance shall be disbursed in accordance with this Expansion Premises Work Letter.

Tenant shall have no right to the use or benefit (including any reduction to Base Rent) of any portion of the TI Allowance not required for the construction of (i) the Tenant Improvements described in the TI Construction Drawings approved pursuant to Section 2(d) or (ii) any Changes pursuant to Section 4. Tenant shall have no right to any portion of the TI Allowance that is not disbursed before the last day of the month that is 18 months after the Expansion Premises Commencement Date.

300 Technology Square/Elan

(c) Costs Includable. The TI Allowance shall be used solely for the payment of design, permits and construction costs in connection with the construction of the Tenant Improvements, including, without limitation, the cost of electrical power and other utilities used in connection with the construction of the Tenant Improvements, the cost of preparing the Space Plan and the TI Construction Drawings, all costs set forth in the Budget (including Tenant’s voice and data cabling) and the cost of Changes (collectively, “TI Costs”). Tenant shall have no obligation to pay Landlord and no portion of the TI Allowance will be applied or deducted on account of any coordination, overhead or contractor supervisions fees in connection with the Tenant Improvements. Notwithstanding anything to the contrary contained herein, the TI Allowance shall not be used to purchase any furniture, personal property or other non-Building system materials or equipment; provided, however, that Tenant shall have the right to use a portion of the TI Allowance reasonably acceptable to Landlord for Tenant’s voice and data cabling.

(d) Excess TI Costs. Landlord shall have no obligation to bear any portion of the cost of any of the Tenant Improvements except to the extent of the TI Allowance. Notwithstanding anything to the contrary set forth in this Section 5(d), Tenant shall be fully and solely liable for TI Costs and the cost of Minor Variations in excess of the TI Allowance.

(e) Payment for TI Costs. During the course of design and construction of the Tenant Improvements, Landlord shall reimburse Tenant on a pro rata basis a percentage of the TI Costs (equal to the percentage that the TI Allowance bears to the total Budget, as the same may be amended from time to time) up to the amount of the TI Allowance actually incurred by Tenant once a month against a draw request in Landlord’s standard form, containing evidence of payment of such TI Costs by Tenant and such certifications, lien waivers (including a conditional lien release for each progress payment and unconditional lien releases for the prior month’s progress payments), inspection reports and other matters as Landlord customarily obtains, to the extent of Landlord’s approval thereof for payment, no later than 30 days following receipt of such draw request. Upon completion of the Tenant Improvements (and prior to any final disbursement of the TI Allowance), Tenant shall deliver to Landlord: (i) sworn statements setting forth the names of all contractors and first tier subcontractors who did the work and final, unconditional lien waivers from all such contractors and first tier subcontractors; (ii) as-built plans (one copy in print format and two copies in electronic CAD format) for such Tenant Improvements; (iii) a certification of substantial completion in Form AIA G704, (iv) a certificate of occupancy for the Expansion Premises; and (v) copies of all operation and maintenance manuals and warranties affecting the Expansion Premises.

12. Miscellaneous.

(a) Consents. Whenever consent or approval of either party is required under this Expansion Premises Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth herein to the contrary.

(b) Modification. No modification, waiver or amendment of this Expansion Premises Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.

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